Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT PASSAGE BIO, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

RESEARCH, COLLABORATION & LICENSE AGREEMENT

DATED AS OF July 31, 2024

BY AND BETWEEN

GEMMA BIOTHERAPEUTICS, INC.

AND

PASSAGE BIO, INC.

TABLE OF CONTENTS

Article 1 DEFINITIONS2

Article 2 COLLABORATION PROGRAMS; GOVERNANCE12

2.1 Overall Project12

2.2 Research12

2.3 Funding of the Research Programs.14

2.4 Unavailability of Dr. James M. Wilson16

2.5 Next Generation Indication Programs; New Programs.16

2.6 Rights to Technologies arising from Discovery Program.19

2.7 Licensing Exclusivity19

2.8 Limited Collaboration Exclusivity20

2.9 Non-Compete20

2.10 Program Failure20

2.11 Governance20

Article 3 LICENSES AND OTHER RIGHTS22

3.1 Grant of License22

3.2 Retained Rights24

3.3 U.S. Government Rights24

3.4 Grant of Sublicense by Passage24

3.5 Delivery of Know-How25

3.6 No Implied License25

Article 4 FINANCIAL PROVISIONS26

4.1 Payments26

4.2 Milestone Payments26

4.3 Royalties28

4.4 Gemma Sublicense Income30

4.5 Payment and Currency30

4.6 Royalty and Gemma Sublicense Income Reports30

4.7 Late Payments31

4.8 Default Payment31

4.9 Accounting31

4.10 Books and Records31

4.11 Audits31

4.12 Taxes32

Article 5 CLINICAL DEVELOPMENT, REGULATORY AFFAIRS; COMMERCIALIZATION32

5.1 Development Plan32

5.2 Clinical32

5.3 Commercialization33

5.4 Manufacturing33

5.5 Regulatory33

5.6 General Diligence33

5.7 Diligence Events33

5.8 Progress Reports34

Article 6 INTELLECTUAL PROPERTY34

i

6.1 Patent Filing Prosecution and Maintenance34

6.2 Patent Costs35

6.3 Infringement36

6.4 Patent Marking38

6.5 Patent Term Extensions38

Article 7 CONFIDENTIALITY & PUBLICATION38

7.1 Confidential Information38

7.2 Exceptions to Confidentiality39

7.3 Preservation of Patentability.39

7.4 Publications39

Article 8 REPRESENTATIONS, WARRANTIES AND COVENANTS40

8.1 Mutual Representations and Warranties40

8.2 Representations and Warranties of Gemma40

8.3 Disclaimer of Representations and Warranties41

8.4 Covenants of Gemma41

8.5 Covenants of Passage43

Article 9 INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY43

9.1 Indemnification by Passage43

9.2 Indemnification by Gemma44

9.3 Procedure44

9.4 Insurance45

9.5 LIMITATION OF LIABILITY46

Article 10 TERM AND TERMINATION46

10.1 Term46

10.2 Termination of Agreement for Convenience46

10.3 Termination For Cause47

10.4 Effects of Termination47

Article 11 ADDITIONAL PROVISIONS49

11.1 Relationship of the Parties49

11.2 Expenses49

11.3 Third Party Beneficiary49

11.4 Use of Names49

11.5 No Discrimination49

11.6 Successors and Assignment49

11.7 Further Actions50

11.8 Entire Agreement of the Parties; Amendments50

11.9 Governing Law50

11.10 Dispute Resolution50

11.11 Notices and Deliveries50

11.12 Waiver51

11.13 Severability51

11.14 Interpretation51

11.15 Counterparts51

ii

RESEARCH, COLLABORATION & LICENSE AGREEMENT

This Research, Collaboration & License Agreement (this “Agreement”) is effective as of July 31, 2024 (“Effective Date”) by and between Gemma Biotherapeutics, Inc., a corporation organized under the laws of the state of Delaware (“Gemma”), and Passage Bio, Inc., a corporation organized under the laws of the state of Delaware (“Passage”). Gemma and Passage may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Passage and The Trustees of the University of Pennsylvania (“Penn”) are parties to a Research, Collaboration & License Agreement, entered into on September 18, 2018, which was restated on May 5, 2020, and which was subsequently amended on August 13, 2020, November 2, 2020, December 9, 2020, June 2, 2021, August 3, 2021, November 12, 2021, December 3, 2021, May 11, 2022, and November 15, 2023 (collectively, as amended and restated, the “First ARCA”), pursuant to which Penn granted to Passage certain rights, licenses and options under certain Patent Rights (as defined below) and Know-How (as defined below) with respect to the research, development, manufacturing, and commercialization of certain products in certain indications;

WHEREAS, concurrently with the execution of this Agreement, Penn and Gemma are entering into a business transaction under which the majority of the Wilson Laboratory (as defined below) resources will transition from Penn and into Gemma, and pursuant to which the Wilson Laboratory will no longer exist at Penn (such transaction, the “Spin-Out Transaction”);

WHEREAS, concurrently with the execution of this Agreement, Passage and Penn are also entering into that certain Second Amended and Restated Research, Collaboration & License Agreement, effective as of the Effective Date (the “Second ARCA”), pursuant to which Penn and Passage are amending and restating the First ARCA, including to account for the Spin-Out Transaction;

WHEREAS, in connection with the Spin-Out Transaction and concurrently with the execution of this Agreement, Penn and Gemma are entering into that certain License Agreement (the “Upstream License Agreement”), pursuant to which Penn is granting to Gemma an exclusive license under certain Patent Rights and a non-exclusive license under certain manufacturing Patent Rights and Know-How;

WHEREAS, Passage is a biopharmaceutical company with expertise in the development, manufacture and commercialization of human therapeutic products for the treatment of genetic disorders;

WHEREAS, Gemma, through the Spin-Out Transaction, has technology and expertise in the research and development of gene therapy products; and

WHEREAS, the programs contemplated by this Agreement are of mutual interest to Passage and Gemma and may benefit Passage and Gemma through the creation or discovery of new inventions and the development and commercialization of Licensed Products (as defined herein) for the Indications (as defined herein);

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.	“AAV” means adeno-associated virus.
1.2.	“Achievement Date” means with respect to a Diligence Event, the corresponding date such Diligence Event is to be achieved as provided in Section 5.7 below.
1.3.	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, or by contract or otherwise.
1.4.	“BLA” means (a) a biologics license application as that term is defined in the PHS Act and the regulations promulgated thereunder, (b) a marketing authorization application in the European Union, or (c) any equivalent or comparable application, registration or certification in any other country or region.
1.5.	“Calendar Quarter” mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31 of each Calendar Year.
1.6.	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.7.	“cGLP” means the current good laboratory practice regulations promulgated by the FDA, published at 21 U.S. C.F.R. §58, and equivalent non-United States regulations and standards in any other country or region, as applicable, as such current laboratory practices, regulations and standards may be amended from time to time.
1.8.	“cGMP” means those current practices, as amended from time to time, related to the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations including the GMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services), the Pharmaceutical Inspection Convention, and the European Community Guide to Good Manufacturing Practice in the production of pharmaceutical products, and equivalent guidelines, regulations and standards in any other country or region, as such guidelines, regulations and standards may be amended from time to time.
1.9.	“Challenge” means that Passage or a Sublicensee (including sub-Sublicensees) will be deemed to have made a “Challenge” of the Licensed Patent Rights, Discovery Patent Rights, or a DRG Patent Right if Passage or such Sublicensee (including sub-Sublicensees), respectively: (a) institutes or voluntarily joins as a party to, or causes its counsel to institute on Passage’s or such Sublicensee’s (including sub-Sublicensees) behalf, any interference, opposition, re-examination, post-grant review or similar proceeding with respect to any Licensed Patent Right, Discovery Patent Right, or a DRG Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b)

makes any filing or institutes or voluntarily joins as a party to any legal proceeding, or causes its counsel to make any filing or institute or voluntarily join as a party to any legal proceeding on Passage’s or such Sublicensee’s (including sub-Sublicensees) behalf, with a court or other Governmental Body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) having authority to determine the validity, enforceability or scope of the Licensed Patent Rights, Discovery Patent Rights, or a DRG Patent Right, in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right, Discovery Patent Right, or a DRG Patent Right.
1.10.	“Clinical Study” means a Phase 1 Study, Phase 1/2 Study, Phase 2 Study, or Phase 3 Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an application for Regulatory Approval.
1.11.	“CNS Field” means a disease or condition with significant morbidity in the central nervous system (“CNS”) or peripheral nervous system (“PNS”) [*]. For further clarity, [*].
1.12.	“CNS Indication” means an indication in the CNS Field.
1.13.	“Combination Product” means a Licensed Product that is delivered with one or more additional active ingredients and/or other items or services incident to the administration of any such Licensed Product (with or without one or more such other active ingredients), [*], in each such case when any of the foregoing are co-formulated, co-packaged or sold under one pricing scheme (whether payment of such price is paid to the same or to more than one seller).
1.14.	“Commercially Reasonable Efforts” means the efforts and resources that a similarly situated biotechnology company would use for its own internally discovered technology of similar commercial potential and similar stage of development, taking into account the likely timing of the technology’s entry into the market and any patent and other proprietary position, safety and efficacy, product profile, and the then-current competitive and regulatory environments for the product. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party (a) promptly assign responsibility for such obligation to specific employee(s) who are accountable for progress and monitor such progress on an on-going basis, (b) set annual objectives for carrying out such obligations, and (c) allocate resources designed to advance progress with respect to such objectives.
1.15.	“Compulsory License” means a compulsory license under Licensed Patent Rights obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Licensed Product in any country. For clarity, [*].
1.16.	“Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in this Agreement without (a) violating the terms of any other agreement or other arrangement with any Third Party from whom the Party or its Affiliate acquired such intellectual property rights, (b) requiring additional obligations, liabilities or financial consideration to such Third Party in connection with the grant of such license or sublicense (other than consideration for which Passage agrees to bear the entire cost), or (c) violating the terms of, or requiring additional obligations, liabilities or financial consideration to a Third Party under, [*].
1.17.	“Designated Product” means a Specified Licensed Product arising from a Research Program [*].

1.18.	“Development Transition Point” or “DTP” means on a Licensed Product-by-Licensed Product basis, the date on which the IND-enabling studies for such Licensed Product under the applicable Research Program have been completed and immediately prior to filing of the IND, unless otherwise agreed by the Parties.
1.19.	“Diligence Event” means each of the events that Passage, itself or through any of its Affiliates or Sublicensees, is expected to accomplish in the development of each Licensed Product in each Indication set forth in Section 5.7.
1.20.	“Discovery Patent Rights” means [*].
1.21.	“Discovery Program” means the discovery research program conducted at Penn solely by the Wilson Laboratory during the period between January 1, 2016 and July 31, 2024 (inclusive), in the conduct of the discovery research program conducted at Penn prior to the Effective Date, which consisted of (a) [*], (b) [*], (c) [*], (d) [*]; (e) [*], and (f) [*].
1.22.	“DRG Excluded Indications” means [*].
1.23.	“DRG Know-How” means all Know-How related to DRG Technology that is Controlled by Gemma and [*].
1.24.	“DRG Patent Rights” means (a) the Patent Rights [*], (b) [*], and (c) [*].
1.25.	“DRG Technology” means [*].
1.26.	“EMA” means the European Medicines Agency and any successor entity thereto.
1.27.	“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.28.	“FDA” means the United States Food and Drug Administration and any successor entity thereto.
1.29.	“Field of Use” means prophylactic, diagnostic and therapeutic uses in humans. For clarity, [*].
1.30.	“FIH” means on a Licensed Product-by-Licensed Product basis, a first in human Clinical Study for a Licensed Product.
1.31.	“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Licensed Product in such country to a Third Party by Passage, or any of its Affiliates or Sublicensees, in each case, after Regulatory Approval has been obtained in and for such country.
1.32.	“FPFD” means, on a Licensed Product-by-Licensed Product basis with respect to each Clinical Study, the first dosing of the first patient in such Clinical Study.
1.33.	“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
1.34.	“Gene Therapy Product” means a pharmaceutical product (or proposed or prospective pharmaceutical product) that inserts one or more functional genes or proteins into a patient’s CNS or PNS cells using a parvovirus vector, including but not limited to an AAV. For clarity, Gene Therapy Products [*]. For clarity, [*].

1.35.	“Generic Product” means, with respect to a particular Licensed Product in a country, a generic or biosimilar pharmaceutical product, that is not produced, licensed or owned by Passage, any of its Affiliates or Sublicensees, that: (a) is bioequivalent or biosimilar to such Licensed Product; and (b) is approved for use in such country by a Regulatory Authority by referencing the prior approval, in whole or part, or safety and efficacy data submitted in support of the prior approval, of the Licensed Product. Generic Product includes, but is not limited to, any pharmaceutical products for which Regulatory Approval is obtained via: (i) a bioequivalence or bioavailability showing such as those covered by section 505(j) of the FD&C Act or an equivalent outside the United States; or (ii) a biosimilarity or interchangeability determination such as those covered by section 351(k) of the PHS Act or an equivalent outside the United States.
1.36.	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.37.	“HD Research Program” means the Transferred Research Program for HD.
1.38.	“IND” means an Investigational New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder, or the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, including a Clinical Trial Authorization (“CTA”) to the European Medicines Agency, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.39.	“IND Clearance” means on a Licensed Product-by-Licensed Product basis, the date on which the IND-enabling studies for such Licensed Product under the applicable Research Program have been completed, Passage has filed the IND with a Regulatory Authority, and such Regulatory Authority has cleared such IND as safe to proceed, unless otherwise agreed in writing by the Parties.
1.40.	“Indication” means each of the following indications for a Gene Therapy Product: (a) Huntington’s disease (“HD”), (b) Temporal Lobe Epilepsy (“TLE”), and (c) parvovirus vector delivery of nucleic acid polymers for a specific disease indication within the CNS Field added to this Agreement through exercise of a New Indication Option (collectively, the “Indications”).
1.41.	“Know-How” means intellectual property, data, results, pre-clinical and clinical protocols and study data, chemical structures, chemical sequences, information, inventions, formulas, techniques, methods, processes, procedures, and developments. For clarity, “Know-How” does not include Licensed Patent Rights, Discovery Patent Rights, or DRG Patent Rights claiming any of the foregoing. “Know- How” also does not include Licensed Materials.
1.42.	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
1.43.	“Licensed Know-How” means all Know-How that is Controlled by Gemma that is necessary or reasonably useful to develop, make, use, sell, offer for sale or import a Licensed Product in the Field of Use, including, but not limited to, any such Know-How (a) licensed to Gemma pursuant to the Upstream License Agreement, or (b) developed or discovered under any of the Research Programs on behalf of Gemma (including but not limited to all Research Results generated by or on behalf of Gemma).
1.44.	“Licensed Material” means biological or chemical materials that are Controlled by Gemma and necessary or useful to exploit the licenses granted to Passage under this Agreement, to the extent that Gemma is (as of the Effective Date or at any relevant time during the Term thereafter) able to grant rights to such materials to Passage. Such biological and chemical materials include cell lines, viral seed stocks, product- specific reference materials, platform or product specific assay controls and reagents that are not available as standard commercial items.
1.45.	“Licensed Patent Rights” means Licensed Patent Rights A and Licensed Patent Rights B, collectively.
1.46.	“Licensed Patent Rights A” means (a) the Patent Rights listed in Exhibit A, (b) [*], (c) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, and further including continuations-in-part (to the extent related directly to the subject matter of the parent application or containing new information developed pursuant to the Research Program), (d) Gemma’s interest in and to any jointly owned Patent Rights of the kind described in Section 2.2.4, and (e) any corresponding foreign Patent Rights to the foregoing.
1.47.	“Licensed Patent Rights B” means: (a) [*]; (b) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, and further including continuations-in-part (to the extent related directly to the subject matter of the parent application or containing new information developed pursuant to the Research Program); and (c) any corresponding foreign Patent Rights to the foregoing. For clarity, [*].
1.48.	“Licensed Product” means any (a) process, service or method covered by a Valid Claim or whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim, or would infringe a Valid Claim once issued (“Method”); (b) article, composition, apparatus, substance, chemical or any other material covered by a Valid Claim or whose manufacture, import, use, offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim or would infringe a Valid Claim once issued; (c) service, article, composition, apparatus, chemical, substance or any other material made, used or sold by or utilizing or practicing a Method, or (d) any product that incorporates or makes use or is made through use of Licensed Know-How, in each case (a) through (d), for an Indication. For clarity, [*].
1.49.	“Major Markets” means the United States, Japan, France, Germany, Spain, Italy and the United Kingdom.
1.50.	“MHLW” means the Ministry of Health, Labor and Welfare of Japan.
1.51.	“Net Sales” means the gross consideration invoiced or received by Passage or any of its Affiliates or Sublicensees (including all sub-Sublicensees) for Sales of Licensed Product (including any cash amounts plus the fair market value of any other forms of consideration), less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary:

(a)	trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds;
(b)	allowances or credits actually granted upon claims, returns or rejections of products;
(c)	charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the Sale, transportation, delivery or return of such Licensed Product;
(d)	customs duties, sales, excise and use taxes actually paid in connection with the transportation, distribution, use or Sale of such Licensed Product (but excluding what is commonly known as income taxes);
(e)	bad debt expense and amounts actually written off by reason of uncollectible debt not to exceed [*] of the Net Sales of Licensed Product.

Even if there is overlap between any of the deductions described above, each individual item shall only be deducted once in the overall Net Sales calculation.

In the case of a Combination Product, the Parties shall negotiate in good faith, at the latest [*] before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective Licensed Product components and other component(s) thereof, as the case may be, based on the fair market value of such components for the purposes of determining a product-specific allocation of such Net Sales. Payments related to such Combination Product under this Agreement, including Royalties and Milestone Payments, will be calculated, due and payable based only on the portion of such Net Sales so allocated to the Licensed Product components.

In case of disagreement and failure by the Parties to agree upon an allocation of Net Sales of such Combination Product to the respective Licensed Product components and other component(s) thereof, [*].

1.52.	“Next Generation Capsid” means a specific parvovirus vector identified by sequence that is discovered, developed or engineered in the Discovery Program or by Gemma during the Term.
1.53.	“Option” means a New Indication Option and/or a Next Generation Indication Option, in each case as the context may require.
1.54.	“Option Period” means the period commencing on the Effective Date and expiring on the [*] anniversary thereof.
1.55.	“Patent Rights” means (a) patents and patent applications, together with any unlisted patents and patent applications claiming priority thereto, and any continuations, continuations-in-part, reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions, including all confirmations, revalidations, patents of addition, PCTs, and pediatric exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing, and (b) all official correspondence relating to the foregoing.
1.56.	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.57.	“Phase 1 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. §312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The drug candidate can be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.58.	“Phase 1/2 Study” means a clinical study of a drug candidate in diseased human patients that satisfies the requirements of a Phase 1 Study and a Phase 2 Study.
1.59.	“Phase 2 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. §312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. §312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. §312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Clinical Study (e.g., a phase 1/2 trial). The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.60.	“Phase 3 Study” means a clinical study of a drug candidate in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.61.	“PHS Act” means the United States Public Health Service Act, as amended.
1.62.	“Program Budget” means a New Program Budget and/or a Next Generation Indication Program Budget, in each case as the context may require.
1.63.	“Program Extension Research Term” means, for any Indication for which the Research Plan agreed upon by the Parties for a Research Program remains in effect at the expiration of the Option Period, the period beginning upon the expiration of the Option Period until completion of such outstanding Research Plan for such Indication.
1.64.	“Regulatory Approval” means, with respect to a product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing and sale of such pharmaceutical product in such jurisdiction in accordance with Laws. “Regulatory Approval” does not include authorization by a Regulatory Authority to conduct named patient, compassionate use or other similar activities.
1.65.	“Regulatory Authority” means any Governmental Body, including the FDA, EMA or MHLW, or any successor agency thereto, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country.
1.66.	“Research Plan” means the research plan setting forth the Parties’ roles and responsibilities for each Research Program as set forth in Exhibit B hereto, respectively, and as may be amended from time to time with written approval of the JSC or (to the extent provided herein) both Parties (collectively, all such Research Plans, the “Research Plans”).
1.67.	“Research Program” means the pre-clinical discovery, research, and/or development program of Licensed Products in the Field of Use for each of the Indications funded by Passage and to be conducted or continued to be conducted by the Parties hereunder (collectively, all such Research Programs, the “Research Programs”). For clarity, [*].
1.68.	“Research Results” means all any and all ideas, information, inventions, developments, animate and inanimate materials, including live animals, discoveries, software, Know-How, methods, techniques, formulae, data, software, processes, methodologies, techniques, biological materials, software and works of authorship, whether patentable or copyrightable, that are first conceived, discovered, developed, reduced to practice, or generated in the performance of (a) the [*] or (b) prior to the Effective Date, by Penn through the Wilson Laboratory in performance of the [*], in each case (a) and (b), including any unpatentable inventions discovered, developed or conceived in the conduct of any of the Research Programs or Discovery Program. Research Results expressly excludes Licensed Patent Rights, Discovery Patent Rights, and DRG Patent Rights.
1.69.	“Sale” means any transaction for which consideration is received or invoiced by Passage, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of a Licensed Product to or for the benefit of a Third Party. For clarity, sale, use, lease, transfer or other disposition of a Licensed Product by Passage or any of its Affiliates or Sublicensees to another of these entities for resale (or other disposition) by such entity to a Third Party shall not be deemed a Sale.
1.70.	“Service Center Cores” means the following core laboratories at Penn that reported directly to Dr. James M. Wilson prior to the Effective Date: [*].
1.71.	“Specified Licensed Product” means a Licensed Product containing [*].
1.72.	“Specified Obligations” means the licenses, options, and obligations that Gemma owes to a Third Party that are identified in Exhibit E, [*].
1.73.	“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly or indirectly related to a Sublicense, Licensed Patent Rights or Licensed Product. For clarity, a development agreement or distribution agreement for a Licensed Product is a Sublicense Document.
1.74.	“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to the terms of Section 3.4.
1.75.	“Sublicense Income” means income received by Passage or its Affiliates in consideration for a Sublicense or for a grant of the right to negotiate or obtain a Sublicense, subject to the exclusions below. Sublicense Income includes such income received from a Sublicensee in the form of license issue fees, milestone payments and the like but specifically excludes (a) [*], (b) [*], (c) [*], (d) [*], or (e) [*].
1.76.	“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.

1.77.	“Third Party” means any Person other than Gemma, Passage or any of their respective Affiliates.
1.78.	“TLE Research Plan” means [*].
1.79.	“TLE Research Program” means [*].
1.80.	“Transferred Research Program” means [*].
1.81.	“United States” or “US” means the United States of America, its territories and possessions.
1.82.	“USD” or “$” means US dollars.
1.83.	“Valid Claim” means a claim of (a) an issued and unexpired patent in Licensed Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application (that has been pending for no more than [*] from the filing date of such application) that is included in Licensed Patent Rights which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
1.84.	“Wilson Laboratory” means Dr. James M. Wilson and all individuals [*].
1.85.	Other Terms. The definition of each of the following terms is set forth in the section of this Agreement indicated below:
Defined Term	Section
Advance Payment	6.2.2
Agreement	Introductory Clause
Alliance Manager	2.11.2
Approved Subcontractor	2.2.6
Clinical Candidate Designation	2.6.2(a)
CNS	1.11
Commercial Milestone	4.2.2(a)
Commercial Milestone Payment	4.2.2(a)
Confidential Information	7.1
CTA	1.38
Default	8.4.4
Development Milestone	4.2.1(a)
Development Milestone Payment	4.2.1(a)
Disclosing Party	7.1
DP Review Period	2.5.1(a)
DRG	1.25
DRG Election Notice	6.2.4
DRG License	3.1.2
Effective Date	Introductory Clause
Exclusive Licensed Patent Rights	6.3.2
Existing Research Plan	2.5.1(a)
Failed Indication	2.10

Defined Term	Section
Financial Report	4.6
First ARCA	Recitals
Gemma	Introductory Clause
Gemma Indemnitees	9.1.1
Gemma Sublicense Income	4.4.1
HD	1.40
Indemnified Party	9.3.1
Indemnified Party	9.3.1
Infringement Notice	6.3.1
Joint Steering Committee or JSC	2.11.1(a)
License	3.1.1
Passage	Introductory Clause
Licensing Exclusivity Period	2.7
Limited Collaboration Exclusivity Covenant	2.8
Losses	9.1.1
Maximum Anti-Stacking Reduction	4.3.4(b)(iv)
Method	1.48
New Indication	2.5.2(a)
New Indication Option	2.5.2(a)
New Indication Option Fee	4.1.1
New Program	2.5.2(a)
New Program Budget	2.5.2(a)
Next Generation Data Package	2.5.1(a)
Next Generation Indication Option	2.5.1(a)
Next Generation Indication Program	2.5.1(a)
Next Generation Indication Program Budget	2.5.1(a)
Next Generation Technology	2.5.1(a)
non-Publishing Party	7.4
Party or Parties	Introductory Clause
Passage	Introductory Clause
Passage Indemnitees	9.2.1
Patent Costs	6.2.1
Patent Counsel	6.1.1
Penn	Recitals
PNS	1.11
Product Specific Patent Rights	6.1.1
Progress Report	5.8.1
Prosecution Request	6.1.2
Publishing Party	7.4
Receiving Party	7.1
Research Support Amount	2.2.1
Royalty	4.3.1(a)
Royalty Period	4.3.2
SDR Report	3.4.4
Second ARCA	Recitals
Spin-Out Transaction	Recitals
Sublicense	3.4.1
Term	10.1

Defined Term	Section
Third Party Claim	9.1.1
TLE	1.27
Upstream License Agreement	Recitals

Article 2
COLLABORATION PROGRAMS; GOVERNANCE
2.1Overall Project.

The Parties desire to collaborate with respect to the pre-clinical development of Licensed Products, as set forth in more detail in this Article 2, in each Indication within the Field of Use, with the goal of identifying one or more Licensed Products for clinical development and commercialization in each Indication. As more specifically outlined herein, Gemma will be responsible, in consultation with Passage through the JSC, for certain preclinical development activities, including certain IND-enabling non-clinical studies and research grade manufacturing, and all activities set forth in the Research Plans (as applicable) that are not identified therein as Passage’s responsibilities. Passage will be responsible for regulatory strategy and operations, clinical development, GMP manufacture, and commercialization of all Licensed Products.

2.2Research.
2.2.1	During the period following the Effective Date until the completion or termination of the Research Plans, Passage shall provide an amount to be agreed upon based on the Research Plan for each Indication in research and development funding (“Research Support Amount”) to Gemma to fund the Research Programs. The Research Support Amount is intended to fund Gemma’s discovery and pre-clinical research and development activities under the applicable Research Plan, including through IND-enabling studies for each of the named Indications (other than, subject to Section 2.2.2(b), TLE) as of the Effective Date. All such funding applicable to a particular Research Program shall be paid in advance of any work under such Research Program being conducted. As more specifically outlined in Section 2.3.1, Passage shall remit such funds, as applicable, during the Program Extension Research Term in accordance with a payment schedule and such funds will be allocated to Designated Product research and development programs as set forth in the applicable Research Plans and the Parties’ agreed-upon budget for each such Research Plan.
2.2.2	Gemma will use commercially reasonable efforts to conduct the Research Programs in accordance with the respective Research Plans and the other terms and conditions of this Agreement.
(a)	Without limiting the foregoing, within each Indication, Gemma will be responsible, in consultation with Passage through the JSC, for the completion of the applicable Research Plan (subject to Section 2.2.2(b), with respect to the TLE Research Plan) for the agreed upon research and development work up to completion of IND-enabling studies, [*]. Gemma shall be responsible through the completion of the [*]. Passage shall be responsible for the clinical and commercial manufacture of the Designated Product in accordance with relevant cGMP.
(b)	The Parties acknowledge and agree that the TLE Research Program is paused as of the Effective Date until March 31, 2025, when the JSC will evaluate the TLE

Research Program and determine whether to resume or terminate the TLE Research Program. If the JSC determines to resume the TLE Research Program, the Parties will enter into an amendment to restart such TLE Research Program, and if the JSC determines to terminate the TLE Research Program, the Parties shall formally terminate such TLE Research Program.
2.2.3	The JSC shall review the Research Plans at least once per Calendar Year. The JSC may amend the Research Plans at any time, including amendments to include further activities, including corresponding revisions to the budget.
2.2.4	Gemma shall maintain records of the results of the Research Programs in sufficient detail and in good scientific manner appropriate for patent purposes to properly reflect all work done and results achieved. Gemma will provide task-based, scientific reports of the progress and results of the Research Programs on the schedule specified in the respective Research Plans or on another schedule to be agreed in writing by the Parties. Upon Passage’s reasonable request and at Passage’s cost and expense, Gemma will disclose and deliver Research Results from the Research Programs to Passage, and will provide Passage with such additional information and technical assistance as may be reasonably needed for Passage to interpret and use such Research Results from the Research Programs. Gemma shall maintain records of the use of the funds provided by Passage and shall make such records available to Passage upon reasonable notice during Gemma’s normal business hours, but not more frequently than each anniversary of the Effective Date. As between the Parties, all Research Results shall be solely and exclusively owned by the Party that conceived and reduced to practice such Research Results, except to the extent (if any) that the Research Results from the Research Programs include any jointly invented patentable inventions for which a joint ownership interest vests in both Passage and Gemma or any of their respective personnel under default provisions of applicable U.S. patent Law. The Parties acknowledge that any such joint inventions will be subject to the provisions of Section 7.4 to the same extent as any other Research Results. In addition, unless otherwise agreed by the Parties in writing on a case-by-case basis, any Patent Rights corresponding to such joint inventions: (a) will be jointly owned by the Parties; and (b) will be subject to this Agreement’s royalty obligations and exclusivity terms, and also to the provisions of Article 6, [*].
2.2.5	The Parties hereby acknowledge that there are inherent uncertainties involved in the research and development of products and such uncertainties form part of the business risk involved in undertaking the Research Programs. Accordingly, in the event that upon completion of the Research Plan for a specific Indication (other than with respect to the TLE Research Plan prior to the amendment thereof, in accordance with Section 2.2.2(b)), the Parties do not develop or identify a suitable candidate to propose as a development candidate for that Indication, [*].
2.2.6	Each Party will have the right to engage Third Party subcontractors to perform certain of its obligations under this Agreement; provided that Gemma’s right to engage Third Party subcontractors is subject to Passage’s prior written consent, which may not be unreasonably withheld, conditioned or delayed (each such subcontractor for which Passage has granted prior written consent, an “Approved Subcontractor”). Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement must meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices which agreement shall be as least as protective as the nondisclosure obligations set forth herein. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement. Furthermore, if Gemma engages any subcontractor to perform any activities that would otherwise be performed by Gemma, [*].
2.2.7	Notwithstanding anything to the contrary, Passage may perform, at its sole expense, pre-IND activities contemplated under the HD Research Program (up to clinical candidate selection) outside of Gemma upon Gemma’s written consent.
2.2.8	With respect to the TLE Research Program and/or any future Research Program for which a Research Plan and budget therefor has already been agreed, including pursuant to the New Indication Option procedure set forth Section 2.5.2(a), Passage shall be required to obtain Gemma’s written consent prior to Passage commencing performance, at is sole expense, of any pre-IND activities (including IND-enabling studies) outside of Gemma for research activities that are part of such Research Program.
2.2.9	With respect to any other work (i.e., work that is not within the scope of work to be performed under Sections 2.2.7 or 2.2.8) that is proposed by Passage to be performed outside of Gemma, Passage shall be permitted to perform, at its sole expense, such work, provided such work and any data resulting therefrom is reviewed and discussed by the Parties at the JSC.
2.3	Funding of the Research Programs.
2.3.1	Subject to Section 2.3.2, the budgets for each of the Research Programs shall be broken down by calendar month and by research and development activity to be performed (in the format agreed upon by the Parties), and will include: (a) [*]; (b) [*]; (c) [*]; and (d) [*]. The budgets for each of the Research Programs, as of the Effective Date, are set forth in Exhibit C. On or before [*] of each year, the Parties, through the JSC (subject to clause (b) of Section 2.3.2), will agree on an updated budget for the remainder of each of the Research Programs, also broken down by calendar month and by research and development activity. Subject to the terms and conditions of this Agreement, Passage shall pay Gemma research and development funding to cover the cost of the performance of the Research Plans by Gemma in accordance with the agreed-upon budget (as updated from time to time pursuant to this Agreement) and the terms of Section 4.5 (including reasonable and documented external expenses incurred by Passage in accordance with the Research Plans and as agreed to by the Parties through the JSC). The budget for each Research Plan shall be separated by calendar month and paid by Calendar Quarter in advance prior to the work to be performed for such Calendar Quarter in which such activities will take place.
Calendar Quarter	Percentage of Research Support Amount payable by Passage in a particular Calendar Year
First Calendar Quarter	[*]
Second Calendar Quarter	[*]
Third Calendar Quarter	[*]
Fourth Calendar Quarter	Gemma will perform a full year-end reconciliation, and the Parties shall update the payment schedule for the budget for the following

Calendar Quarter	Percentage of Research Support Amount payable by Passage in a particular Calendar Year
Calendar Year of the Program Extension Research Term to account for any overpayment or underpayment in the then-current Calendar Year.

2.3.2	If at any time Gemma determines that it will require additional funds for any of the Research Programs, it will notify Passage through the JSC and provide a good faith estimate and itemized budget of the additional amount. Notwithstanding the foregoing: (a) changes to the scope of or budget for any of the Research Plans for a given Calendar Year will require approval of the JSC if the budget impact is greater than [*] of the agreed upon budget for such Research Plan for such Calendar Year; and (b) [*].
2.3.3	Unless otherwise indicated in the applicable Research Plan(s) or agreed-upon budget, title to any equipment, laboratory animals, or any other tangible materials made or acquired with funds provided under this Agreement will vest in Gemma, and such equipment, animals, or tangible materials will remain the property of Gemma following termination or expiration of this Agreement (but subject to any license grants to Passage hereunder).
2.3.4	Gemma shall maintain records of the use of the funds provided by Passage for performance of the Research Programs by Gemma and shall provide Passage with monthly financial reports, including copies of all invoices and any other supporting documentation related to any third-party contracted costs incurred during the applicable month, within [*] business days after the end of each [*].
2.3.5	Reconciliation of Research Programs Funding.
2.3.5.1 Reconciliation of Research Programs Funding.
(a)	Within [*] after the end of each Calendar Quarter during the Option Period and any Program Extension Research Term, Gemma will submit to Passage a reconciliation of all payments made by Passage and all expenses actually incurred by Gemma in the performance of each of the Research Programs for the previous Calendar Quarter. Subject to Section 2.3.5.1(b), the quarterly reconciliation and any adjustment of payment schedule will be the responsibility of a joint finance subcommittee formed by and under the authority of the JSC pursuant to Section 2.11.1(b), who will provide regular reports to the JSC.

(b)	Any overpayment by Passage shall be applied as a credit to the next quarterly payment owed by Passage. Any underpayment by Passage shall be added as an additional amount to the next quarterly payment owed by Passage, provided however that, on a month-by-month and research or development activity-by- research or development activity basis, Passage shall not be required to pay any amount that exceeds [*] of the amount budgeted for such research or development activity, without Passage’s express written approval of such amount prior to the incurrence thereof. If no further quarterly payments are owed with respect to a particular Research Program, (i) any underpayment shall be paid to Gemma within [*] after receipt by Passage of the final reconciliation report for such Research Program, or (ii) any overpayment shall be returned to Passage within [*] after receipt by Passage of such final reconciliation report; provided however that, on a month-by-month and research or development activity-by-research or development activity basis, Passage shall not be required to pay any amount that exceeds [*] of the amount budgeted for such research or development activity, without Passage’s express written approval of such amount prior to the incurrence thereof.
2.3.5.2 Final Research Programs Reconciliation. Within [*] after the conclusion or early termination of all of the Research Programs (in their entirety), Gemma will submit to Passage a final reconciliation of all payments made by Passage and all expenses actually incurred by Gemma in the performance of each of the Research Programs as well as any non-cancellable costs and wind-down costs associated with each Research Program, respectively, in accordance with Section 10.4.4. Any (a) overpayment by Passage shall be refunded to Passage, and (b) underpayment by Passage shall be paid to Gemma, in each case (a) and (b), within [*] after the final reconciliation report is provided to Passage by Gemma, provided that, on a month-by-month and research or development activity-by-research or development activity basis, Passage shall not be required to pay any amount that exceeds [*] of the amount budgeted for such research or development activity, without Passage’s express written approval of such amount prior to the incurrence thereof.
2.4	Unavailability of Dr. James M. Wilson

If, at any time during the Term, James M. Wilson, MD, PhD ceases to be affiliated with Gemma, then Passage shall have the right, exercisable in Passage’s sole discretion by written notice to Gemma, to assume all of Gemma’s activities under the Research Programs in effect at such time.  For clarity, [*].

2.5	Next Generation Indication Programs; New Programs.
2.5.1	Gemma Initiated Next Generation Indication Programs.
(a)	In the event that, during the Option Period, Gemma initiates a new Gene Therapy Product development program for an existing Indication (i.e., an Indication that at the time of such initiation is the subject of an ongoing or past Research Plan, also referred to as the “Existing Research Plan”) and such initiation occurs prior to expiration of the Licensing Exclusivity Period for such existing Indication (“Next Generation Indication Program”), then Gemma will provide notice to Passage, in accordance with Section 11.11, of such Next Generation Indication Program. Following Passage’s receipt of such notice, the Parties shall, as soon as reasonably practicable, have a preliminary discussion in good faith relating to the data package for such proposed Next Generation Indication Program. Following such preliminary discussion, Gemma shall provide Passage with a data package relating to such proposed Next Generation Indication Program, which shall include data relating to efficacy and safety for such Next Generation Indication Program (“Next Generation Data Package”). If Passage has interest to include such Next Generation Indication Program in the License granted under this Agreement, Passage shall formally notify Gemma in writing within [*] days after Passage’s receipt of such Next Generation Data Package from Gemma (such period, the “DP Review Period”) of its interest in such Next Generation Indication Program and Gemma will develop and propose within [*] days a work plan and budget for [*] subject to the reasonable review and approval by Passage (“Next Generation Indication Program Budget”). Within [*] of Passage’s receipt of the Next Generation Indication Program Budget and work plan, Passage shall decide whether to exercise its option to such Next Generation Indication Program (the “Next Generation Indication Option”). The Parties acknowledge and agree that this Section 2.5.1(a) is intended to apply to research programs for [*] (“Next Generation Technology”). For further clarity, [*].
(i)Exercise of any Next Generation Indication Option shall [*]. If Passage exercises a Next Generation Indication Option by written notice to Gemma, then (i) the Parties will amend the Research Program and Research Plan to include such Next Generation Indication Program, and (ii) the Research Support Amount will be increased by the amount of the Next Generation Indication Program Budget.  For clarity, a Licensed Product arising from a Next Generation Indication Program shall be deemed a separate and distinct Licensed Product for such Indication under the terms of this Agreement and subject to all terms and conditions set forth in this Agreement, including but not limited to all diligence obligations and financial obligations for a separate Licensed Product.
(ii)If (X) Passage fails to notify Gemma of its desire to exercise such Next Generation Indication Option for such Next Generation Indication Program in the time period set forth above in Section 2.5.1(a) and provide Gemma written notice of such exercise, or [*] within [*] after Passage’s notice of its desire to exercise of such Next Generation Indication Option for such Next Generation Indication Program, and (Y) such Next Generation Indication Program [*], this Section 2.5.1(a) and Section 2.8 shall not apply, and Gemma may collaborate with, and license such Next Generation Indication Program to, a Third Party; provided, however, [*].  Further, Passage may not [*].
(iii)In the event that the Parties have a good faith scientific dispute over whether such Next Generation Indication Program has [*] to the existing Licensed Product for such Indication, then Passage shall provide written notice to Gemma during such DP Review Period for such Next Generation Indication Program.  Upon receipt of such notification, the JSC shall meet and confer on such Next Generation Indication Program.  In the event that the Parties cannot resolve such dispute at the JSC, then such dispute may be referred by either Party to a panel of [*].  Each Party [*], within [*] after their appointment.  The panel of independent scientific experts can only determine whether such Next Generation Indication Program has [*] to the existing Licensed Product for such Indication.  The determination of the panel shall not [*], and the determination made by such panel shall be final, binding and non-appealable on both Parties.  No discovery other than an exchange of relevant documents may occur in the proceeding, and the Parties agree to act in good faith to promptly exchange the relevant documents.  The cost of such panel and proceeding shall be borne equally by the Parties. The panel of experts chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.
2.5.2	Passage Initiated Programs.
(a)	During the Option Period, if Passage wishes to include a new Gene Therapy Product development program for disorder in the CNS Field (each a “New Indication”) to be conducted by Gemma for a New Indication (“New Program”), then Passage may formally make such request in writing to Gemma during the Option Period, as applicable. Promptly following Passage’s delivery of such written request, the Parties shall discuss in good faith the details regarding such proposed New Program. Following such preliminary discussion in good faith, if the Parties mutually agree to proceed with such New Program, then Gemma will work with Passage to develop and propose within [*] a work plan and budget for the preclinical development costs through IND-enabling studies to be conducted at Gemma or Passage for such program, including any budget therefor (“New Program Budget”). Any such agreed budget will be added to the pre-existing Research Support Amount. Passage shall have [*] to negotiate and, if applicable, accept such work plan and budget and exercise its option to such New Program (the “New Indication Option”). If Passage exercises such New Indication Option, then within [*] after such option exercise, the definition of “Indication” (and the Research Program and Research Plan) will be amended to include the New Indication. Following Passage’s exercise of such New Indication Option, Passage shall pay a New Indication Option Fee in accordance with Section 4.1.1. If the Parties are unable to agree on a new work plan and budget within such time period, [*].
(b)	If Passage wishes to include a Next Generation Indication Program for an Existing Research Plan or completed Research Plan for an Indication, then this Section 2.5.2(b) shall apply. The Parties acknowledge and agree that this Section 2.5.2(b) is intended to apply for the development of new Gene Therapy Products utilizing Next Generation Technology. For further clarity, [*].
(i)Upon a proposal to Gemma by Passage of a Next Generation Indication Program, Passage shall have the right to include any Next Generation Indication Program in the License granted under this Agreement by exercising a Next Generation Indication Option in accordance with this Section 2.5. For clarity, [*].  Gemma shall have [*] right to conduct such development work pursuant to a new Research Program and Research Plan for such Next Generation Indication Program.  For clarity, [*].
(ii)If, despite good faith negotiations, the Parties fail to negotiate the work plan, Program Budget or specific gene replacement transgene within [*] after Passage’s notice of its desire to exercise of such Next Generation Indication Option for such Next Generation Indication Program, Passage shall be free to conduct such development work for such Next Generation Indication Program.
2.5.3	Exercise and Termination of New Indication Options. The Parties acknowledge and agree that, beginning on the Effective Date, Passage shall have a total of four (4) New Indication Options under Section 2.5.2, which Passage may elect to exercise at any time until the expiration or termination of the Option Period. Upon the earlier of (i) exercise by

Passage of four (4) New Indication Options pursuant to Section 2.5.2, and (ii) expiration or termination of the Option Period, Gemma shall have no obligation under Section 2.5.2 to perform any additional New Program, or grant a license to any additional New Indication to Passage after such period. For clarity, [*]. Notwithstanding the foregoing, Passage may exercise a Next Generation Indication Option for a Next Generation Indication Program under Sections 2.5.1(a) or 2.5.2(b) [*].
2.6	Rights to Technologies arising from Discovery Program.
2.6.1	Generally. It is anticipated that Licensed Product development under the Research Programs will include the use of the most scientifically appropriate and available Next Generation Capsids and other technologies Controlled by Gemma (including, any such technologies arising from the Discovery Program prior to the Effective Date). As used throughout this Section 2.6, “available” means that the Specified Obligations do not prevent the Next Generation Capsid from being offered or licensed to Passage as contemplated herein. For clarity, [*].
2.6.2	Ongoing Research Programs and Clinical Candidate Designation.
(a)	On an Indication-by-Indication basis and Licensed Product-by-Licensed Product basis (for clarity, whether or not the applicable Licensed Product arises from a Research Program), Passage shall provide written notification to Gemma upon the selection of [*] for a Licensed Product for such Indication. Passage may provide the foregoing notification with respect to a Licensed Product at or following Clinical Candidate Designation. “Clinical Candidate Designation” means [*].
(b)	Upon Passage’s delivery of a notification of a Specified Licensed Product under Section 2.6.2(a) on an Indication-by-Indication and Licensed Product-by- Licensed Product basis, a new Exhibit A-1 shall be created upon Gemma’s receipt of Passage’s request, which request shall specify the Licensed Patent Rights A and Licensed Patent Rights B that cover the applicable Specified Licensed Product for the applicable Indication.
2.6.3	After IND Clearance. In the event that following IND Clearance for a Specified Licensed Product for an Indication, a Discovery Patent Right is useful or necessary for such Specified Licensed Product for such Indication, Exhibit A-1 shall be amended upon Gemma’s receipt of Passage’s request, which request shall specify the additional Licensed Patent Rights B that cover the applicable Specified Licensed Product for such Indication.
2.7Licensing Exclusivity.

Subject to Gemma’s retained rights in Section 3.2, Gemma shall not license, or grant any other rights in or to, any Licensed Patent Rights conceived and reduced to practice in the conduct of any Research Program [*] or any Discovery Patent Rights to another Third Party for an Indication that is the subject of a Research Program for a period of the greater of (a) [*] after Gemma’s initiation of work under the Research Program for such Indication and (b) [*] after IND Clearance for such Indication, (“Licensing Exclusivity Period”) provided that Gemma  conducts the Research Plan [*] for such product candidate for such Indication under this Agreement (further provided that the Licensing Exclusivity Period will apply if Gemma is unwilling or unable to perform [*], including through the use of a subcontractor, or has agreed to allow Passage to perform such studies as set forth in Section 2.2.7). At the conclusion of the Licensing Exclusivity Period, or earlier if the

Research Plan for such Indication has been terminated, Gemma shall have the right to license any [*] for the Indication [*]. For clarity, [*]. Notwithstanding the foregoing, the restriction and Licensing Exclusivity Period set forth in Section 2.7 shall not apply to a Next Generation Indication Program that is not included in the License as a result of the application of Section 2.5.1(a)(ii), and Gemma shall be free to license to a Third Party the Discovery Patent Rights for such Next Generation Indication Program [*].

2.8Limited Collaboration Exclusivity.

On an Indication-by-Indication basis during the Option Period or the Program Extension Research Term solely with respect to such Designated Product for an Indication subject to such Program Extension Research Term until the earlier of: (a) [*], or (b) [*], Gemma shall not collaborate with any Third Party to develop another Gene Therapy Product for the same Indication (as that term is defined as of the Effective Date and as it may be updated during the Term when additional New Indications are included pursuant to the terms of this Agreement) (“Limited Collaboration Exclusivity Covenant”). Notwithstanding the foregoing, the Limited Collaboration Exclusivity Covenant shall end on an Indication-by-Indication and Licensed Product-by-Licensed Product basis upon the earlier of: (i) [*]; (ii) [*]; or (iii) [*].  For clarity, [*].

2.9Non-Compete.

During the Term, Gemma will not itself, or with or through any of its Affiliates or any Third Party, (a) either (i) directly or indirectly, conduct or participate in, or (ii) grant a license or covenant not to sue under intellectual property rights to any Third Parties for, in each case ((i) or (ii)), the research, development, commercialization, or other exploitation of any [*].

2.10Program Failure.

In the event that the Research Program associated with any Licensed Products for any particular Indication fails at a key decision point during the Research Program, as such failure is objectively defined in the work plan for such project, and a decision is subsequently made by Passage to discontinue further development of the program for such Indication (“Failed Indication”), any remaining Research Support Amount allocated for the Failed Indication program (minus wind-down and non-cancellable expenses) will be refunded to Passage within [*] after Passage’s delivery of written notice to Gemma of such decision to discontinue. Such Failed Indication will be removed promptly from the Indication definition of this Agreement, with written confirmation of such reversion of rights promptly provided by Passage to Gemma. In addition, any [*] shall terminate immediately with respect to any Failed Indication.

2.11Governance.
2.11.1	Joint Steering Committee.
(a)	Formation; Composition. The Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of three (3) representatives from each Party with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Gemma and Passage. Each Party may replace its JSC representatives at any time upon written notice to the other Party.

(b)	Specific Responsibilities. The JSC will:
(i)oversee each of the Research Programs; provided, however, that any post-DTP activities of Passage are outside the purview of the JSC except to the extent (if any) otherwise expressly agreed in the Research Plans (as applicable);
(ii)on or before November 1 of each year, approve (once acceptable to the JSC) an updated budget in accordance with Section 2.3.1 and subject to clause (b) of Section 2.3.2;
(iii)approve (once acceptable to the JSC) any amendments to the Research Plans (including any changes to the budget that are greater than [*] of the then-current budget for the then-current Calendar Year), subject to clause (b) of Section 2.3.2;
(iv)[*];
(v)review and (if acceptable) approve IND submissions and any other filing with a Regulatory Authority prior to IND submissions relating to a Licensed Product;
(vi)use good-faith efforts to resolve any disagreement between the Parties relating to any of the Research Programs or Research Plans;
(vii)use good faith efforts to resolve any disagreement between the Parties relating to a Next Generation Indication Program;
(viii)establish such additional subcommittees as it deems necessary to achieve the objectives and intent of each of the Research Programs;
(ix)use good-faith efforts to resolve other issues presented to it by either Party pertaining to the administration of each of the Research Programs or other matters covered by this Agreement; and
(x)facilitate communication between the Parties and provide a forum to review any technology transfer matters.
(c)	Reporting. Each Party shall keep the JSC informed on the progress of the activities under each of the Research Programs then currently ongoing under the Research Plans, including delivering quarterly written updates of its progress under each of the Research Plans to the JSC at least one (1) week in advance of each JSC meeting.
(d)	Meetings. During the performance of any of the Research Plans by Gemma, the JSC will meet at least quarterly. Following the completion of Gemma’s performance of all of the Research Plans, the Parties may agree to meet to discuss items previously addressed by the JSC. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least two (2) meetings per Calendar Year will be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by Gemma and by Passage; provided, however, that Passage shall reimburse Gemma for its JSC representatives’ costs in connection with attending such in-person JSC meeting at a Passage-selected location other than Gemma. Meetings of the JSC will be effective only if at all representatives of each Party are present or participating in such meeting. The JSC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The secretary of the JSC (as appointed by the members of the JSC) shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JSC within [*] after each meeting and shall be approved, if appropriate, at the next meeting. All records of the JSC shall at all times be available to both Gemma and Passage.
(e)	Decision-Making. The representatives from each Party on the JSC will have, collectively, one (1) vote on behalf of that Party, and all decision making will be by [*]. If the JSC is unable to reach agreement on any issue or matter for which it is responsible, such disputed matter will be escalated to Passage’s Chief Executive Officer and Gemma’s Chief Executive Officer, for discussion in good faith. In the event that after escalation the Parties are unable to reach agreement with respect to the disputed matter, then (1) for disputed matters relating to submissions to [*], and (2) for all other disputed matters: (i) [*] or (ii) [*].
2.11.2	Alliance Managers. Each Party will appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Alliance Managers will attend JSC meetings as non-member participants. Each Alliance Manager will be responsible for:
(a)	promoting effective communication between the Parties;
(b)	developing a mutually agreed alliance plan covering any activities and systems that the Parties need to implement within the first [*] after the Effective Date to support each of the Research Programs;
(c)	supporting the members (including secretary) of the JSC with organization of meetings, information exchange, meeting minutes, and facilitating dispute resolution as necessary;
(d)	preparing status and progress reports on the above as determined necessary by the JSC; and
(e)	ensuring proper approval of publications prior to submission as required in Section 7.4.
Article 3
LICENSES AND OTHER RIGHTS
3.1Grant of License.
3.1.1	Subject to the terms and conditions of this Agreement, Gemma hereby grants to Passage the following rights and licenses (collectively, the “License”):
(a)	an exclusive, worldwide, Royalty-bearing right and license (with the right to sublicense through multiple tiers, subject to the provisions of Section 3.4), under (i) Licensed Patent Rights A, to make, have made, use, sell, offer for sale and import Licensed Products for the Indications ([*]), in the Field of Use during the Term, and (ii) Licensed Patent Rights B to make, have made, use, sell, offer for sale and import Designated Products for the Indications ([*]) in the Field of Use during the Term; provided, for clarity, [*];
(b)	a non-exclusive, world-wide Royalty-bearing right and license [*], under Licensed Know-How and Licensed Materials (and Gemma’s intellectual property rights therein) to use and practice the same in order to make, have made, use, sell, offer for sale and import Licensed Products for the Indications ([*]) in the Field of Use during the Term; and
(c)	a non-exclusive, worldwide, Royalty-bearing right and license under Licensed Patent Rights B, without the right to sublicense ([*]), to make, have made, use, sell, offer for sale and import Licensed Products for the Indications ([*]) in the Field of Use during the Term.
(d)	The licenses set forth in subsections (a) through (c) above, for a Specified Licensed Product, are hereby automatically expanded to all indications within the CNS Field to the extent that such licensing would not violate a Specified Obligation. Furthermore, to the extent that Passage desires to have the License cover one or more additional indications for the Specified Licensed Product (other than the named Indication for such Specified Licensed Product) outside the CNS Field for the Field of Use during the Term for an existing Specified Licensed Product that has been licensed for a named Indication, then Passage shall provide written notice to Gemma [*]. Such additional indication will thereupon automatically be covered by the License (for such existing Specified Licensed Product) to the extent: (A) [*], and (B) [*]. If the condition in the preceding clause (A) is not satisfied, Gemma will inform Passage [*] and if so, the Parties shall, if requested by Passage, discuss and negotiate in good faith for the inclusion of such additional indication in the License for such Specified Licensed Product [*].
(e)	Without limiting the foregoing, Gemma will not license or grant any other rights in or to, any Licensed Patent Rights, Licensed Know-How, DRG Patent Rights or DRG Know-How to any Third Party for any Specified Licensed Product under this Agreement for any indication in the Field of Use.
(f)	If, during the [*], additional Patent Rights Controlled by Gemma arising from research solely conducted by Gemma are identified by either Party as necessary for the development and commercialization of Licensed Products for the Indications for the Field of Use, [*].
3.1.2	Subject to the terms and conditions of this Agreement, Gemma hereby grants to Passage the following license to the DRG Technology (collectively, the “DRG License”):
(a)	a non-exclusive, worldwide, Royalty-bearing right and license ([*]), under Gemma DRG Patent Rights to make, have made, use, sell, offer for sale and import [*] for the Indications in the Field of Use during the Term; and
(b)	a non-exclusive, worldwide, Royalty-bearing right and license ([*]), under Gemma DRG Know-How to make, have made, use, sell, offer for sale and import [*] for the Indications in the Field of Use during the Term.

3.1.3	Notwithstanding anything to the contrary, to the extent the License with respect to a Licensed Product is expanded to additional indications as set forth in Section 3.1.1(d), the DRG License will automatically be expanded to the same indications other than the DRG Excluded Indications for so long as such DRG Excluded Indications are exclusively licensed from Gemma to a Third Party, it being understood that such expansion shall be on a non-exclusive basis.
3.2Retained Rights.
3.2.1	Notwithstanding the License, Gemma retains the right under Licensed Patent Rights, Discovery Patent Rights and DRG Patent Rights to: (a) conduct research, clinical, and patient care activities itself, including, but not limited to sponsored research, and (b) authorize non-commercial Third Parties to conduct educational, research, clinical and patient care activities; [*].
3.3U.S. Government Rights.

The License is expressly subject to all applicable provisions of any license to the United States Government executed by Gemma and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and the U.S. Government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the United States Federal Government that are sold in the United States be substantially manufactured in the United States.

3.4Grant of Sublicense by Passage.
3.4.1	Gemma grants to Passage the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 3.4. The term “Sublicense” shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, and such downstream Third Party shall also be considered a Sublicensee for purposes of this Agreement.
3.4.2	All Sublicenses will (a) be issued in writing, (b) to the extent applicable, include all of the rights of Gemma and require the performance of obligations due to Gemma (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement, and (c) include no less than the following terms and conditions:
(a)	Reasonable record keeping, audit and reporting obligations sufficient to enable Passage and Gemma to reasonably verify the payments due to Passage and Gemma under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Licensed Product, provided that such obligations shall be no less stringent that those provided in this Agreement for Passage.
(b)	Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Passage and do not provide greater rights to Sublicensee than as provided in Section 6.3.
(c)	Confidentiality provisions with respect to Confidential Information of Gemma consistent with the restrictions on Passage in Article 7 of this Agreement.

(d)	Covenants by Sublicensee that are equivalent to those made by Passage in Section 8.5.
(e)	A requirement of indemnification of Gemma by Sublicensee that is equivalent to the indemnification of Gemma by Passage under Section 9.1 of this Agreement.
(f)	A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Passage under Section 9.4 of this Agreement, including coverage under such insurance of Gemma as provided in Section 9.4.
(g)	Restriction on use of Gemma’s names, etc. consistent with Section 11.4 of this Agreement.
(h)	A requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 11.5 of this Agreement.
(i)	A requirement that Gemma is a third party beneficiary of such Sublicense.

Any Sublicense that does not include all of the terms and conditions set forth in this Section 3.4.2 or which is not issued in accordance with the terms and conditions set forth in this Section 3.4, shall be considered null and void with no further notice from Gemma unless separately approved by Gemma in writing.

3.4.3	Within [*] after of the execution of a Sublicense Document, Passage shall provide a complete and accurate copy of such Sublicense Document to Gemma, in the English Language. Gemma’s receipt of a Sublicense Document, however, will constitute neither an approval nor disapproval of the Sublicense Document nor a waiver of any right of Gemma or obligation of Passage under this Agreement.
3.4.4	Passage shall provide an annual Sublicense Development Report on or before December 1 of each year during the Term (“SDR Report”), a form of which is attached hereto as Exhibit F.
3.5Delivery of Know-How.

Upon completion of a Research Program on a Licensed Product-by Licensed Product basis, [*], Gemma shall, upon Passage’s reasonable written request and at Passage’s cost and expense, disclose and deliver Licensed Know-How and/or Licensed Materials to Passage applicable to the Licensed Product, and [*] such Licensed Know-How and/or Licensed Materials for the exploitation of the License.

3.6No Implied License.

Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any Know-How, patent or other intellectual property right that are not specifically granted herein are reserved to the owner thereof.

Article 4
FINANCIAL PROVISIONS
4.1Payments.
4.1.1	New Indication Option Payment. Within [*] after Passage’s exercise of each of up to four (4) New Indication Options, Passage will pay to Gemma a non-refundable, non-creditable payment in the aggregate amount of One Million US Dollars ($1,000,000) by wire transfer of immediately available funds (“New Indication Option Fee”); provided that if a New Indication is added as an Indication prior to the generation of pre-clinical pharmacology data, then the payment will be made as follows: Five Hundred Thousand US Dollars ($500,000) at exercise and Five Hundred Thousand US Dollars ($500,000) at the generation of pre-clinical pharmacology data.
4.1.2	New Indication Multiplier. Notwithstanding anything herein, for any New Indication that is added to the License upon exercise by Passage of a New Indication Option prior to completion of the IND-enabling studies, the milestone, sublicensing fee percentages and Royalties outlined below shall apply as set forth in this Agreement; provided, that for any New Indication that is added to the License [*], a multiplier of [*] shall be applied to each of [*].
4.2Milestone Payments.
4.2.1	Development Milestones.
(a)	As partial consideration for the License, Passage will pay Gemma the following milestone payments (each, a “Development Milestone Payment”) upon the achievement of the corresponding milestone for each Licensed Product for the first Indication (each, a “Development Milestone”), whether achieved by Passage or an Affiliate or Sublicensee. Passage shall promptly notify Gemma in writing of the achievement of any such Development Milestone and Passage shall pay Gemma in full the corresponding Development Milestone Payment within [*] after such achievement. For clarity, each Development Milestone Payment is non- refundable, and is not an advance against Royalties due to Gemma or any other amounts due to Gemma.
Development Milestone	Milestone Payment (in U.S. dollars) for each Licensed Product for the first Indication (except as noted in the column to the right)	Milestone Payment (in U.S. dollars) for Licensed Product arising from the TLE Research Program
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

(b)	Notwithstanding anything to the contrary, to the extent a product is a Licensed Product solely by virtue of incorporating DRG Technology, and no other Licensed Patent Right or Licensed Know-How, the milestone amounts set forth in the table above in Section 4.2.1(a) solely for such Licensed Product shall be replaced with the amounts set forth in the table below:
Development Milestone	Milestone Payment (in U.S. dollars)
[*]	[*]
[*]	[*]
[*]	[*]

(c)	Each time a Development Milestone is achieved for a Licensed Product for an Indication, then any other Development Milestone Payments with respect to earlier Development Milestones that have not yet been paid will be due and payable together with the Development Milestone Payment for the Development Milestone that is actually achieved.
(d)	Notwithstanding the foregoing, in the event that the Licensed Product is applicable to any indication(s) outside of the named Indication in the applicable Research Program (and Gemma has the right to grant a License to such additional indication in accordance with Section 3.1), the foregoing milestones shall be due and payable by Passage to Gemma on such additional indication(s) as follows: (i) for a second indication of a Licensed Product, Passage shall pay Gemma [*] of the foregoing Development Milestones for the Licensed Product for the second indication, and (ii) for a third indication of the Licensed Product, Passage shall pay Gemma [*] of the foregoing Development Milestones for the Licensed Product for such third indication. No Development Milestones will apply to the fourth (or any later) indication of a given Licensed Product.
(e)	For clarity, Development Milestone Payments are due and payable on Licensed Product and on products that, upon Regulatory Approval, would become Licensed Product.
4.2.2	Commercial Milestone Payments.
(a)	As additional consideration for the License, Passage will pay Gemma the following commercial milestone payments (each, a “Commercial Milestone Payment”) upon the achievement by Passage or an Affiliate or Sublicensee of the corresponding milestone (each, a “Commercial Milestone”), that is, when worldwide Net Sales of a Licensed Product in a Calendar Year first reach the respective thresholds indicated below. Passage shall promptly notify Gemma in writing of the achievement of any such Commercial Milestone and Passage shall pay Gemma in full the corresponding Commercial Milestone Payment within [*] after such achievement. For clarity, [*].
Commercial Milestone Event (payable once per Licensed Product)	One-Time Milestone Payment (U.S. dollars)
[*]	[*]
[*]	[*]
[*]	[*]

[*]	[*]

(b)	For clarity, the foregoing Commercial Milestone Payments shall be due once per Licensed Product.
4.3Royalties.
4.3.1	Royalty.
(a)	As further consideration for the License, on a Licensed Product-by-Licensed Product and country-by-country basis during the Royalty Period, Passage shall pay to Gemma a non-refundable, non-creditable royalty on Net Sales of each Licensed Product (“Royalty”) as set forth below:
Annual Worldwide Net Sales (of the applicable Licensed Product)	Royalty Rate
Less than [*]	[*]
Greater than or equal to [*] and less than or equal to [*]	[*]
Greater than [*]	[*]

For clarity, the foregoing Royalty rates are tiered such that each rate applies only to the portion of annual Net Sales that is within the corresponding tier. That is, within any given Calendar Year, the first [*] of Net Sales of a given Licensed Product will accrue Royalties at [*] the next [*] of Net Sales of such Licensed Product will accrue Royalties at [*], and any Net Sales of such Licensed Product in excess of [*] will accrue Royalties at [*].

(b)	Notwithstanding anything to the contrary, to the extent a product is a Licensed Product solely by virtue of incorporating DRG Technology, and no other Licensed Patent Right or Licensed Know-How, then the royalty rates set forth in the table above in Section 4.3.1(a) solely for such Licensed Product shall be replaced by a single royalty rate equal to [*] of Net Sales for such Licensed Product.
4.3.2	Royalty Term. Passage’s obligation to pay Gemma the Royalty will continue on a country- by-country and Licensed Product-by-Licensed Product basis from the date of First Commercial Sale of such Licensed Product in such country until the latest of (a) the expiration of the last Valid Claim within the Licensed Patent Rights covering such Licensed Product in such country, (b) the expiration of the data exclusivity term conferred by the applicable Regulatory Authority in such country with respect to such Licensed Product (e.g., such as in the case of an orphan drug), and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country, subject to the terms of Section 6.5 (such royalty period, the “Royalty Period”).
4.3.3	Step-Down. On a country-by-country and Licensed Product-by-Licensed Product basis, during any portion of the Royalty Period in which the applicable Licensed Product is not covered by at least one Valid Claim in the applicable country and is not subject to data exclusivity conferred by the applicable Regulatory Authority: (a) the Royalty rate under Section 4.3.1 shall be reduced to [*] of the Royalty rate otherwise payable pursuant to Section 4.3.1; and (b) no Royalty at all will apply to such Licensed Product [*].
4.3.4	Royalty Reductions.

(a)	Notwithstanding anything in this Section 4.3, in the event that Gemma or Passage receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country, then: (i) Gemma or Passage (whoever has first notice) shall promptly notify the other Party; and (ii) beginning as of the date the Third Party obtained such Compulsory License in such country, the Royalty rate payable under this Section 4.3 to Gemma for Net Sales in such country will be adjusted to [*].
(b)	Third Party Licenses.
(i)If after the Effective Date, Passage determines upon the advice of outside intellectual property counsel that a license to Patent Rights from a Third Party is reasonably necessary to develop, commercialize, or manufacture a Licensed Product, Passage may obtain such a Third Party license to such Patent Rights.
(ii)Passage may deduct from any Royalty payments due to Gemma under Section 4.3.1 of this Agreement an amount equal to (A) [*], and (B) [*].
(iii)In the event that one or more Generic Product(s) with respect to a particular Licensed Product enter(s) the market in a particular country, and such Generic Product(s) in the aggregate have a market share of [*] or more in that country, Passage may reduce the Royalty payments for Sales of such Licensed Product in such country by [*]; provided that if Passage reduced the Royalty payments under this Section 4.3.4(b)(iii), Passage shall resume making Royalty payments without reduction under this Section 4.3.4(b)(iii) as of the earlier of (A) no Generic Product being sold for at least [*] in such country and (B) a court of competent jurisdiction determining that a Valid Claim of a Licensed Patent Right is valid and infringed by such Generic Product in such country.
(iv)Notwithstanding the foregoing, in no event will the deductions under this Section 4.3.4(b) reduce the Royalty payable in respect of Net Sales of such Licensed Product in such country by more than [*] (the “Maximum Anti-Stacking Reduction”) of the Royalty as set forth in Section 4.3.1 above, except for any deductions under Section 4.3.4(b)(ii)(A).
4.3.5	Calculations. Passage must pay Royalties owed to Gemma on a Calendar Quarter basis on or before the following dates:
(a)	[*] for any Sales that took place in the Calendar Quarter ending December 31, of the prior year;
(b)	[*] for any Sales that took place in the Calendar Quarter ending March 31 of such Calendar Year;
(c)	[*] for any Sales that took place in the Calendar Quarter ending June 30 of such Calendar Year; and
(d)	[*] for any Sales that took place in the Calendar Quarter ending September 30 of such Calendar Year.

4.4Gemma Sublicense Income.
4.4.1	For any given Licensed Product, Passage will pay to Gemma the following percentage of Sublicense Income (“Gemma Sublicense Income”) received by Passage from a Sublicensee (with no rights of apportionment):
Stage in Licensed Product development at which sublicense is granted by Passage	% of Sublicense IncomePayable to Gemma
[*]	[*]
[*]	[*]
[*]	[*]

4.4.2	Passage will make such payment to Gemma on or before the following dates:
(a)	[*] for any Sublicense Income received by Passage in the Calendar Quarter ending December 31, of the prior year;
(b)	[*] for any Sublicense Income received by Passage in the Calendar Quarter ending March 31 of such Calendar Year;
(c)	[*] for any Sublicense Income received by Passage in the Calendar Quarter ending June 30 of such Calendar Year; and
(d)	[*] for any Sublicense Income received by Passage in the Calendar Quarter ending September 30 of such Calendar Year.
4.5Payment and Currency.

Payments under this Agreement shall be made in USD. Payments to a Party shall be made by electronic wire transfer of immediately available funds to the account of the other Party, as designated in writing to the paying Party.  All Royalties payable under this Agreement shall be calculated first in the currency of the jurisdiction in which the payment was made, and if not in the United States, then converted into USD. The exchange rate for such conversion shall be the average of the rates quoted in The Wall Street Journal for the last business day of each month in the Calendar Quarter in respect of which such Royalty payment made.

4.6Royalty and Gemma Sublicense Income Reports.

Within [*] after the end of each Calendar Quarter, Passage shall deliver to Gemma a report (“Financial Report”) setting out all details necessary to calculate the Royalty and Gemma Sublicense Income due under this Article 4 for such Calendar Quarter, including:

(a)	[*];
(b)	Gross sales and Net Sales of each Licensed Product made by Passage, its Affiliates and Sublicensees;
(c)	Royalties;
(d)	Sublicense Income and the calculation of Gemma Sublicense Income;

(e)	The method and currency exchange rates (if any) used to calculate the Royalties and Gemma Sublicense Income;
(f)	A specification of all deductions and their dollar value that were taken to calculate Net Sales;
(g)	A list of all countries in which Licensed Product is being manufactured (on a Licensed Product-by-Licensed Product basis); and
(h)	Date of First Commercial Sale in the United States (this need only be reported in the first Financial Report following such First Commercial Sale in the United States).

Each Financial Report shall be in the form of the sample report attached hereto as Exhibit G.

4.7Late Payments.

In addition to any other remedies available to Gemma, including the right to terminate this Agreement as provided in Section 10.3, any failure by Passage to make a payment within [*] after the date when due shall obligate Passage to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Gemma at a rate per annum equal to [*], or the highest rate allowed by Law, whichever is lower.

4.8Default Payment.

In the event of default in payment of any payment owing to Gemma under the terms of this Agreement, and if it becomes necessary for Gemma to undertake legal action to collect said payment, Passage shall pay reasonable, documented legal fees and costs incurred in connection therewith.

4.9Accounting.

Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

4.10Books and Records.

Passage will keep accurate books and records of all Licensed Products developed, manufactured, used or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Passage that involve Licensed Patent Rights. Passage will preserve these books and records for at least [*] from the date of the Financial Report to which they pertain. Upon reasonable notice, key personnel, books and records will be made reasonably available and will be open to examination by representatives or agents of Gemma during regular office hours to determine their accuracy and assess Passage’s compliance with the terms of this Agreement, provided that Passage shall not have an obligation to provide access more than once in any given [*] period.

4.11Audits.

In addition to the right of Gemma to examine the books and records and interview key personnel as provided in Section 4.10 above, Gemma, at its own cost, through an independent auditor reasonably acceptable to Passage (and who has executed an appropriate confidentiality agreement reasonably acceptable to Passage that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Gemma), may inspect and audit the relevant records of Passage pertaining to the calculation of any Development Milestone Payments, Commercial Milestone Payments, Royalties and Gemma Sublicense Income due to Gemma under this Agreement. Passage shall provide such auditors with access to the relevant records during reasonable business hours. Such access need not be given to any such set of records more often than once each year or more than [*] after the date of any report to be audited. Gemma shall provide Passage with written notice of its election to inspect and audit the records related to the Development Milestone Payments, Commercial Milestone Payments and Royalties due hereunder not less than [*] prior to the proposed date of review of Passage’s records by Gemma’s auditors. Should the auditor find any underpayment of Development Milestone Payments, Commercial Milestone Payments, Royalties or Gemma Sublicense Income by Passage, Passage shall (a) promptly pay Gemma the amount of such underpayment; (b) reimburse Gemma for the cost of the audit, if such underpayment equals or exceeds the higher of (i) [*] or (ii) [*] of combined Development Milestone Payments, Commercial Milestone Payments, Royalties and Gemma Sublicense Income paid during the time period audited; and (c) provide such auditors with an audit right exercisable within [*] after Gemma receives the audit report. If the auditor finds overpayment by Passage, then Passage shall have the right to deduct the overpayment from any future Development Milestone Payments, Commercial Milestone Payments, Royalties or Sublicense Income due to Gemma by Passage or, if no such future Development Milestone Payments, Commercial Milestone Payments, Royalties or Sublicense Income are payable, then Gemma shall refund the overpayment to Passage within [*] after Gemma receives the audit report. [*].

4.12Taxes.

All payments made by Passage to Gemma under this Agreement shall be made free and clear of and without any deduction for or on account of any Taxes on or with respect to such payments.

Article 5
CLINICAL DEVELOPMENT, REGULATORY AFFAIRS; COMMERCIALIZATION
5.1Development Plan.

Passage shall provide Gemma with a development plan no later than [*] during the Term. The development plan shall include a timeline for detailed activities to be conducted by Passage, its Affiliates and Sublicensees, and Passage shall provide Gemma with [*] progress reports regarding achievements and activities under such development plan. For clarity, [*].

5.2Clinical.

Passage shall have the first right to sponsor all clinical activities and lead regulatory interactions for the Licensed Products for each Indication under this Agreement. Without limiting the foregoing, Passage will have the first option, but not an obligation, to conduct a FIH Clinical Study for each Licensed Product developed under the Research Programs. Passage will consider in good faith using Gemma as a study site for one or more studies where Gemma can reasonably demonstrate that Gemma’s capabilities and costs are reasonably comparable to other potential study sites. If Gemma (in its sole discretion) is willing and able to conduct a Clinical Study for a Licensed Product developed under the Research Programs, the Parties will negotiate a separate clinical trial agreement and a separate clinical trial budget prior to initiation of such Clinical Study. For clarity, any Clinical Study funding by Passage shall be separate and in addition to the Research Support Amount.

5.3Commercialization.

Passage will have sole responsibility for and sole decision-making over all commercialization activities for the Licensed Products for the Indications in the Field of Use, and will be solely responsible for the associated costs of such commercialization activities.

5.4Manufacturing.

Except as otherwise provided in this Agreement or in the Research Plans, Passage will have responsibility for and decision-making authority over all manufacturing activities and associated costs for the clinical development (including GMP manufacturing for clinical trials) and commercialization of the Licensed Products in the Field of Use for the Indications post-DTP for such Licensed Product. Passage and Gemma will have joint responsibility for and shall mutually agree upon any manufacturing activities for pre-clinical manufacturing, [*] and at Passage’s cost.

5.5Regulatory.
5.5.1	Subject to Section 2.11.1(b), Passage will have responsibility for and decision-making over regulatory activities for the Licensed Products for the Indications in the Field of Use. Passage will have the right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Licensed Products for the Indications in the Field of Use; [*]. Passage will lead and have control over preparing and submitting all regulatory filings related to the Licensed Products for the Indications in the Field of Use, including all applications for Regulatory Approval, provided, however, that Passage shall provide Gemma with copies of all such applications prior to submission to the extent such submission includes any Research Results or Confidential Information of Gemma. Passage will own any and all applications for Regulatory Approvals (including INDs), Regulatory Approvals, and other regulatory filings related to the Licensed Products for the Indications in the Field of Use, which will be held in the name of Passage or its designees.
5.5.2	Gemma will cooperate with any reasonable request from Passage with respect to obtaining any Regulatory Approval for a Licensed Product for an Indication in the Field of Use including, at Passage’s cost: (a) [*], (b) [*], and (c) [*].
5.6General Diligence.

Passage will use Commercially Reasonable Efforts to actively develop, obtain Regulatory Approval and commercialize at least one Licensed Product in each Indication within the Field of Use.

5.7Diligence Events.
5.7.1	Passage, itself or through any of its Affiliates or Sublicensees, shall achieve each of the following Diligence Events by the corresponding Achievement Date for each Licensed Product:
Diligence Event	Achievement Date
[*]	[*]
[*]	[*]
[*]	[*]

Gemma acknowledges that the timeline for each Achievement Date is based on the assumption that development and commercialization of a Licensed Product does not encounter material regulatory or other delays for reasons outside of Passage’s reasonable control. Where such circumstances exist, Gemma agrees to negotiate in good faith with Passage, upon Passage’s written request and provided such request is made at least [*] prior to the Achievement Date for a Diligence Event, an extension of the Achievement Date for a Diligence Event for such Licensed Product as reasonably requested by Passage. If the Parties have not agreed on a requested extension within [*] after such request, [*].

To the extent Passage has achieved any Diligence Event by the corresponding Achievement Date in relation to a given Licensed Product for an Indication, Passage will be deemed to have also met its diligence obligations under Section 5.6 with respect to such Licensed Product for such associated Indication through the corresponding Achievement Date.

5.8Progress Reports.
5.8.1	After performance of the applicable Research Plan by Gemma but prior to the First Commercial Sale of a Licensed Product in the respective Indication, Passage on [*], but in no event later than [*], shall submit to Gemma a progress report (each, a “Progress Report”) covering Passage’s (and any Affiliates’ and Sublicensees’) activities related to the development of all Licensed Products in each Indication and the obtaining of Regulatory Approvals necessary for commercialization of Licensed Products.
5.8.2	Each Progress Report must include all of the following for each annual period:
(a)	Summary of material development activities;
(b)	Summary of material commercialization activities;
(c)	Identification of filings for Regulatory Approval and other material correspondence with Regulatory Authorities;
(d)	An updated SDR Report listing of any and all Sublicenses granted by Passage; and
(e)	The names and addresses of all Sublicensees, and a current and valid phone number and e-mail address for a principal point of contact at each such Sublicensee who is responsible for administering the Sublicensee.
Article 6
INTELLECTUAL PROPERTY
6.1Patent Filing Prosecution and Maintenance.
6.1.1	Licensed Patent Rights, Discovery Patent Rights, and DRG Patent Rights will be held in the name of Gemma (or Penn, with respect to the Patent Rights licensed to Gemma pursuant to the Upstream License Agreement) and obtained with counsel selected by Gemma (or Penn, as applicable) and reasonably acceptable to Passage (“Patent Counsel”). Gemma or Penn (as applicable) shall control all actions and decisions with respect to the filing, prosecution and maintenance of Licensed Patent Rights, Discovery Patent Rights, and DRG Patent Rights. Gemma will provide Passage with advance copies of filings of the

Licensed Patent Rights and Gemma will consider (and require Penn to consider, as applicable) in good faith reasonable comments and suggestions made by Passage to such filings, and [*] (collectively, the “Product Specific Patent Rights”), Gemma will incorporate (or request that Penn incorporate) any reasonable comments or suggestions by Passage with respect to same. Gemma will instruct (or request Penn to instruct) Patent Counsel to copy Passage on all correspondence related to Licensed Patent Rights A and Licensed Patent Rights B (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with Passage with respect to the preparation, filing, prosecution and maintenance of such Licensed Patent Rights A and Licensed Patent Rights B. Gemma has the right to take action to preserve rights and minimize cost [*], and will use commercially reasonable efforts to not allow any Licensed Patent Rights and DRG Patent Rights it (or Penn, as applicable) prosecutes and maintains and for which Passage is licensed and is underwriting the costs to lapse or become abandoned without Passage’s written authorization under this Agreement, [*], provided that, Gemma shall have no requirement to file, prosecute, or maintain Licensed Patent Rights, Discovery Patent Rights or DRG Patent Rights if Passage is not current with the Patent Cost obligations as set forth in this Agreement. For the purposes of this Agreement, “maintenance” of the Licensed Patent Rights, Discovery Patent Rights, and DRG Patent Rights includes [*], provided Gemma’s participation in such proceedings is undertaken in good-faith consultation with Passage. For further clarity, [*] will be handled pursuant to the provisions of Section 6.3.
6.1.2	Passage has the right to request a country filing via a written request to Gemma [*] prior to the deadline set by the patent office in the country or regulatory jurisdiction in which the filing is to take place (“Prosecution Request”), and Gemma shall in connection with Section 6.1.1 provide written notice to Passage of filing, prosecution and maintenance with respect to the applicable Licensed Patent Rights. If Gemma or Penn files a patent application, or prosecutes or maintains any Licensed Patent Rights in such country or regulatory jurisdiction, Passage shall, in connection with Section 6.2, be responsible for the pro rata costs of such filing, prosecution or maintenance of such Licensed Patent Rights. The failure to make a given Prosecution Request by such deadline will be considered an election not to secure the Patent Right associated with the specific phase of patent prosecution in such country or regulatory jurisdiction, and such patent application(s) and/or patent(s) will, upon the expiration of such [*] period, not be part of Licensed Patent Rights and therefore not subject to the terms of this Agreement, including the License, and Passage will have no further rights or licenses to such patent application(s) and/or patent(s) in such country or regulatory jurisdiction.
6.2Patent Costs.
6.2.1	Passage will bear all out-of-pocket costs for the filing, prosecution and maintenance of Licensed Patent Rights, Discovery Patent Rights and DRG Patent Rights incurred by Gemma or owed to Penn by Gemma, including all accrued attorney fees, expenses, official and filing fees incurred by Gemma or owed to Penn by Gemma during the Term (“Patent Costs”), on a pro rata basis (as described below) where applicable. For Licensed Patent Rights, Discovery Patent Rights and DRG Patent Rights licensed or optioned to more than one licensee and prosecuted and maintained by Gemma or Penn, Passage shall be responsible for payment to Gemma of Passage’s pro rata share of such Patent Costs based on the total number of licensees (which shall include Gemma) for such Licensed Patent Rights, Discovery Patent Rights and DRG Patent Rights (which Gemma will disclose to

Passage upon Passage’s exercise of an applicable option, and whenever such number changes, and at any other time upon Passage’s reasonable written request).
6.2.2	At any time, at Gemma’s request, Passage shall pay its relevant share in advance of the Patent Counsel’s estimated costs for undertaking material patent actions before Gemma or Penn, as applicable, authorizes the Patent Counsel to proceed (“Advance Payment”). Notwithstanding whether Passage makes an Advance Payment for any patent action, Passage shall bear all Patent Costs incurred by Gemma or owed to Penn by Gemma during the Term (on a pro rata basis as applicable) and shall pay such amounts within [*] after Passage’s receipt of any invoice for such patent actions. For clarity, [*].
6.2.3	In the event that Passage provides Gemma at least [*] advance written notice to elect not to pay Patent Costs for any Licensed Patent Right, Discovery Patent Right, or DRG Patent Right in any country or regulatory jurisdiction, upon the effective date of such notice, such patent or patent application shall no longer be part of the License granted to Passage in Section 3.1 or part of the Licensed Patent Rights for purposes of this Agreement (including the provisions of this Section 6.2) and Passage shall not be entitled to receive a license to such Licensed Patent Right, Discovery Patent Right, or DRG Patent Right in such country or regulatory jurisdiction in the future. In addition, for such rejected Licensed Patent Right or Discovery Patent Right, the Licensing Exclusivity Period or ability to add such rejected Licensed Patent Right or Discovery Patent Right to the license grant as set forth in Section 2.6.3 shall terminate immediately.
6.2.4	Passage shall also have the right, on a DRG Patent Right-by-DRG Patent Right and country-by-country basis, to (a) elect not to fund at the time of disclosure, or (b) elect not to continue to fund, in each case (a) and (b), its pro rata share (as determined pursuant to Section 6.2.1 above) of the Patent Costs with respect to any DRG Patent Right(s) prosecuted and maintained by Gemma or Penn in a particular country or regulatory jurisdiction, which election may be made by Passage upon [*] prior written notice to Gemma (“DRG Election Notice”). If Passage delivers a DRG Election Notice to Gemma, following the expiration of such [*] period, Passage shall have no further obligation to pay Patent Costs with respect to any DRG Patent Right identified in such DRG Election Notice in any country or regulatory jurisdiction identified in such DRG Election Notice and any such Patent Right in such country or regulatory jurisdiction shall thereafter be excluded from the DRG Patent Rights.
6.3Infringement.
6.3.1	If either Party believes that an infringement by a Third Party with respect to any Licensed Patent Right or DRG Patent Right is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and (b) evidence of such infringement or potential infringement (the “Infringement Notice”). Passage shall [*] without first obtaining the written consent of Gemma, which consent will not be unreasonably withheld. If Passage [*], then Passage’s right to initiate a suit under Section 6.3.2 below will terminate immediately without the obligation of Gemma to provide notice to Passage. Both Gemma and Passage will use diligent efforts to cooperate with each other to terminate such infringement without litigation.
6.3.2	If infringing activity [*] has not been abated within [*] following the date the Infringement Notice for such activity was provided, then (except as otherwise provided in Section 6.3.4)

during [*], the “Exclusive Licensed Patent Rights”), and the infringing product is [*], Passage may institute suit for patent infringement of such [*] against the infringer after providing Gemma (a) [*] and (b) [*]. For clarity, [*]. Gemma may voluntarily join such suit at Passage’s reasonable expense, [*]. If in a claim initiated by Passage, Gemma is involuntarily joined other than by Passage, then Passage [*]. Passage shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (i) [*] or (ii) [*]. Passage’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Gemma shall provide Passage notice of its approval or denial within [*] after receipt of any request for such approval from Passage, provided that (A) [*] and (B) [*].
6.3.3	If, within [*] following the date the Infringement Notice was provided, infringing activity of [*] has not been abated and if Passage has not brought suit against the infringer, then Gemma may [*]. If Gemma institutes such suit, then Passage [*].
6.3.4	Notwithstanding Sections 6.3.2 and 6.3.3, (a) in the event that any Licensed Patent Rights are infringed by a Third Party [*] or (b) if any of the infringed Licensed Patent Rights are [*], the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party. Furthermore, with respect to any Licensed Patent Rights A that are not Product Specific Patent Rights, and/or any Licensed Patent Rights B, Passage [*]. For clarity, [*]. Gemma or Penn shall [*] right to enforce Licensed Patent Rights B, unless otherwise agreed in writing by the Parties ([*]).
6.3.5	Any recovery or settlement received in connection with any suit will first be [*] and next [*]. Any remaining recoveries shall be allocated as follows:

For any portion of the recovery or settlement, other than for amounts attributable and paid as enhanced damages for [*]:

(a)	for any suit that is initiated by Passage and in which Gemma was not a party in the litigation, Gemma shall receive [*] of the recovery and Passage shall receive the remainder; and
(b)	for any suit that is initiated by Passage or Gemma and that the other Party joins voluntarily ([*]) or involuntarily, the non-initiating Party shall receive [*] of such recovery, while the initiating Party shall receive the remainder.

For any portion of the recovery or settlement paid as enhanced damages for [*]:

(c)	for any suit that is initiated by Passage or Gemma and the other Party joins voluntarily ([*]) or involuntarily, Gemma shall receive [*] and Passage shall receive the remainder; and
(d)	for any suit that is initiated by Passage and in which Gemma was not a party in the litigation, Gemma shall receive [*] and Passage shall receive the remainder.

For any portion of the recovery or settlement received in connection with any suit that is initiated by Gemma and in which Passage was not a party in the litigation, any recovery in excess of litigation costs will belong to Gemma.

6.3.6	Each Party will reasonably cooperate and assist the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). For clarity, [*]. If Gemma is subjected to Third Party discovery related to the Licensed Patent Rights or Licensed Products licensed to Passage hereunder, Passage will pay Gemma’s documented out of pocket expenses with respect to same.
6.4Patent Marking.

Passage shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such Licensed Product is made or sold, as applicable.

6.5Patent Term Extensions.

The Parties shall reasonably cooperate with each other in obtaining patent term extensions when applicable to any Licensed Patent Right in any country or regulatory jurisdiction under any statute or regulation equivalent or similar to 35 U.S.C. §156. [*].

Subject to the terms set forth in this Section 6.5, in each instance the non-filing Party shall abide by such election and the terms set forth herein and cooperate as reasonably requested by the other Party in connection with the foregoing (including by providing appropriate information and executing appropriate documentation). The filing Party shall provide the non-filing Party a copy of such filing in advance and will consider in good faith reasonable comments and suggestions by the non-filing Party. Passage shall ensure that all Sublicensees and Affiliates are bound by the terms and conditions set forth in this Section 6.5.

Article 7
CONFIDENTIALITY & PUBLICATION
7.1Confidential Information.

Passage shall not disclose Confidential Information (as defined below) to Gemma unless it is anticipated to be necessary or useful to the performance of any of the Research Programs or is reasonably responsive to Passage’s reporting obligations under this Agreement or any other request of Gemma. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement.

7.2Exceptions to Confidentiality.

“Confidential Information” does not include information that (a) was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates, as evidenced by written records of the Receiving Party or its Affiliates; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or (d) was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others. In the event a Receiving Party is required to make a disclosure under Law or regulation, the order of a court of competent jurisdiction, or the rules of the U.S. Securities and Exchange Commission (including by reason of any securities offering by Passage), any stock exchange or listing entity, such disclosure will not constitute a breach of this Article 7, provided such Receiving Party shall provide [*] to the Disclosing Party and take all reasonable steps to limit the extent of the disclosure and obtain confidential treatment for any remaining required disclosure.

7.3Preservation of Patentability.

In order to preserve the patentability of either Party’s intellectual property and to preserve either Party’s publication rights, each Party shall [*].

7.4Publications.

Each Party (the “Publishing Party”) shall have the sole and exclusive first right to publish, publicly present or otherwise publicly disclose Research Results generated by such Party for any purpose, subject to the following provisions; provided, however, that if the other Party (the “non-Publishing Party”) provides written request to the Publishing Party to publish, publicly present or otherwise publicly disclose the Research Results, and the Publishing Party does not publish, publicly present or otherwise publicly disclose such Research Results within [*], the non-Publishing Party shall be entitled to publish, publicly present or otherwise publicly disclose such Research Results in accordance with the provisions of this Section 7.4. The Publishing Party shall furnish the non-Publishing Party with a copy of any proposed publication, presentation, or other public disclosure at least [*] in advance of the date of such presentation or public disclosure or the submission of said proposed publication in order for the non-Publishing Party to review and comment on said proposed publication, presentation, or other public disclosure to (a) determine whether it contains any of the non-Publishing Party’s Confidential Information and (b) enable the non-Publishing Party to identify any of the Publishing Party’s intellectual property that it wishes the Publishing Party to file patent applications on or to seek other intellectual property protection for. If within the [*] review period (i) the non-Publishing Party notifies the Publishing Party in writing that the non-Publishing Party requires deletion of the non-Publishing Party’s Confidential Information from the publication, presentation, or other disclosure, the Parties will cooperate to modify the same to ensure that the non-Publishing Party’s Confidential Information is not disclosed or (ii) if the non-Publishing Party requests in writing that publication, presentation, or other disclosure be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication, presentation, or other disclosure, the Publishing Party shall delay the same for up to

[*] to allow for the filing of patent applications or other intellectual property protection. For clarity, [*]; provided, however, [*].

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

Mutual Representations and Warranties.

8.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;
8.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
8.1.3	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and
8.1.4	such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement.
8.2Representations and Warranties of Gemma. Gemma hereby represents and warrants to Passage that, as of the Effective Date:
8.2.1	Gemma has all rights, capabilities and resources necessary to conduct the Research Plans;
8.2.2	Gemma Controls all Licensed Patent Rights, Discovery Patent Rights and DRG Patent Rights;
8.2.3	Gemma Controls all [*] that were, prior to the Effective Date, Controlled by Penn and necessary or useful to exploit the licenses granted to Passage under this Agreement;
8.2.4	[*];
8.2.5	subject to the Specified Obligations, Gemma has neither granted nor agreed to grant, any license to the Exclusive Licensed Patent Rights in the CNS Field in the Field of Use anywhere in the world;
8.2.6	[*];
8.2.7	all data included in the Licensed Know-How and/or which has been or will be used to support the filing, prosecution or maintenance of the Licensed Patent Rights has been generated, and the Research Programs will be conducted, in a thorough and professional manner; and
8.2.8	[*].

8.3Disclaimer of Representations and Warranties.
8.3.1	Other than the representations and warranties provided in Sections 8.1 and 8.2 above, GEMMA MAKES NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSE AND ANY LICENSED PRODUCT.
8.3.2	Furthermore, nothing in this Agreement will be construed as:
(a)	A representation or warranty by Gemma as to the validity or scope of any Licensed Patent Right, Discovery Patent Right or DRG Patent Right;
(b)	A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;
(c)	Obligating Gemma to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement; and
(d)	Conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of Gemma other than Licensed Patent Rights as defined herein, regardless of whether such Patent Rights are dominant or subordinate to Licensed Patent Rights or DRG Patent Rights.
8.3.3	[*].
8.4Covenants of Gemma. Gemma hereby covenants to Passage that:
8.4.1	neither Gemma nor its Affiliates will grant any option, right or license to any Third Party relating to any of the intellectual property rights it Controls (including, without limitation, the Licensed Patent Rights, Licensed Know-How, Licensed Materials, DRG Patent Rights, and DRG Know-How) with respect to any Licensed Product which conflict with the option, rights or licenses granted to Passage in the Field of Use hereunder;
8.4.2	subject to Gemma’s retained rights as set forth in Section 3.2, except as otherwise expressly agreed to by Passage in writing, neither Gemma nor its Affiliates will use or otherwise exploit (and neither will grant any Third Party the right to use or otherwise exploit) any Licensed Product for any purposes;
8.4.3	except as otherwise expressly permitted under this Agreement, Gemma will not, and will cause its Affiliates not to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any Licensed Patent Rights, Licensed Know-How, Licensed Materials, DRG Patent Rights, DRG Know-How or any Licensed Product, except to the extent that such assignment, transfer, conveyance, encumbrance or disposition would not conflict with, be inconsistent with or adversely affect in any respect any of the option, rights or licenses granted to Passage hereunder;
8.4.4	Gemma will not breach, violate, default, or commit any act or omission that would give rise to a right of termination, renegotiation, acceleration or material change of, the terms of (collectively, “Default”) the Upstream License Agreement in a manner that results in or would reasonably be expected to result in, the counterparty thereto terminating the Upstream License Agreement in a manner that would diminish the scope or exclusivity of the licenses granted to Passage under any Licensed Patent Rights, Licensed Know-How, Licensed Materials, DRG Patent Rights, or DRG Know-How; provided, however, that Gemma shall not be in violation of this Section 8.4.4 in the case of any Default that results from any action or inaction of Passage or any of its Affiliates or Sublicensees;
8.4.5	all activities conducted by or on behalf of Gemma or its Affiliates hereunder with respect to any Licensed Product will be conducted in accordance with all applicable Laws, and in sufficient detail and in a good scientific manner appropriate for scientific, regulatory and intellectual property protection purposes, and all records kept in connection with such activities will be complete and accurate, and fully and accurately reflect all work done, data and developments made, and results achieved in the performance of the Research Programs;
8.4.6	if Gemma receives notice of an alleged Default by Gemma or its Affiliates under the Upstream License Agreement, where termination of the Upstream License Agreement or any diminishment of the scope or exclusivity of the licenses granted to Passage under the Licensed Patent Rights, Licensed Know-How, Licensed Materials, DRG Patent Rights, or DRG Know-How is being or could be sought by the counterparty or result from such Default, then Gemma will promptly, but in no event less than [*] thereafter, provide written notice thereof to Passage;
8.4.7	Gemma will not (a) modify, amend, or terminate the Upstream License Agreement or exercise, waive, release, or assign any rights or claims thereunder, in each case in a manner that would adversely affect Passage’s rights or Gemma’s ability to perform its obligations under this Agreement or (b) modify or amend the Upstream License Agreement in a manner that would impose additional obligations on Passage as a sublicensee under such Upstream License Agreement, in each case ((a) and (b)), without first obtaining Passage’s prior written consent;
8.4.8	all of Gemma’s employees, officers and consultants who will perform activities under this Agreement with respect to any Licensed Product or Research Program have executed or will execute agreements or have existing obligations under applicable Laws requiring assignment to Gemma of all inventions made during the course of and as the result of their association with Gemma, free from any encumbrances, and obligating the individual to maintain as confidential Gemma’s Confidential Information as well as the confidential information of other parties (including Confidential Information of Passage and its Affiliates) which such individual may receive (it being understood that such confidentiality obligations may be general in nature and need not be specific to Confidential Information under this Agreement), in each case above, to the extent required to support Gemma’s obligations under this Agreement;

8.4.9	without limitation of Gemma’s other obligations under this Agreement, if at any time after execution of this Agreement Gemma becomes aware that it or any employee, agent, or Approved Subcontractor of Gemma who participated, or is participating, in the performance of any activities with respect to any of the Research Programs is on, or is being added to, the list of firms or persons debarred pursuant to Section 306(a) or 306(b) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 335(a)), it will provide written notice of this to Passage within [*] of its becoming aware of this fact; and
8.4.10	Gemma will use commercially reasonable efforts to maintain security systems and intellectual property protection practices within its organization equivalent to international industry standards to avoid the unauthorized disclosure of intellectual property rights, including Know-How and Confidential Information of Passage, to any Third Party.
8.5Covenants of Passage.
8.5.1	Passage and its Affiliates will not, directly or indirectly (including where such is done by a Third Party on behalf of Passage or its Affiliates, at the urging of Passage or its Affiliates or with the assistance of Passage or its Affiliates) institute or make any Challenge; provided, however, that if any Licensed Patent Right, Discovery Patent Rights, or DRG Patent Right is asserted against Passage or its Affiliate for activities authorized under this Agreement, then Passage or its Affiliates (or the Sublicensee or sub-Sublicensee) is entitled to all and any defenses available to it including challenging the validity or enforceability of such Patent Right.
8.5.2	Passage will comply with all Laws that apply to its activities or obligations under this Agreement. For example, Passage will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Passage that Passage will not export data or commodities to certain foreign countries without prior approval of the agency.
8.5.3	Passage will not grant a security interest in or to any Licensed Patent Rights, Discovery Patent Rights, or DRG Patent Right.
Article 9
INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY
9.1Indemnification by Passage.
9.1.1	Passage shall defend, indemnify and hold Gemma, its Affiliates, and their respective directors, officers, employees, contractors and agents (the “Gemma Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), including, without limitation, bodily injury, risk of bodily injury, death and property damage (collectively, “Losses”) arising out of any Third Party claim or suit (each, a “Third Party Claim”) related to:
(a)	the negligence, recklessness or wrongful intentional acts or omissions of Passage, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Passage’s performance of its obligations or exercise of its rights under this Agreement;

(b)	any breach of this Agreement by Passage; or
(c)	the Development, Manufacturing or Commercialization (including commercial manufacturing, packaging and labeling of Licensed Products, and all product liability losses) of a Licensed Product by or on behalf of Passage or its Affiliates or Sublicensees;

provided that Passage’s obligations pursuant to this Section 9.1 shall not apply to the extent such Losses arise out of any conditions set forth in Sections 9.2.1(a)-(b) for which Gemma is obligated to indemnify any Passage Indemnitee under Section 9.2.

9.2Indemnification by Gemma.
9.2.1	Gemma shall defend, indemnify and hold Passage, its Affiliates, and their respective directors, officers, employees, contractors and agents (the “Passage Indemnitees”) harmless from and against any and all Losses arising out of Third Party Claim related to:
(a)	the negligence, recklessness or wrongful intentional acts or omissions of Gemma, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Gemma’s performance of its obligations or exercise of its rights under this Agreement; or
(b)	any breach of this Agreement by Gemma;

provided that Gemma’s obligations pursuant to this Section 9.2 shall not apply to the extent such Losses arise out of any conditions set forth in Sections 9.1(a)-(c) for which Passage is obligated to indemnify any Gemma Indemnitee under Section 9.1.

9.3Procedure.
9.3.1	The Party seeking indemnification under Section 9.1 or Section 9.2 (the “Indemnified Party”) shall inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to the obligation to indemnify pursuant to such Section within [*] after receiving written notice of such Third Party Claim, it being understood and agreed, however, that the failure or delay by an Indemnified Party to timely give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such failure or delay to give notice.
9.3.2	The Indemnifying Party shall assume and conduct the defense of the Third Party Claim using counsel of its choice; provided, however, that the Indemnified Party may participate in and monitor such defense with counsel of its choice at its own expense, subject to the Indemnifying Party’s right to control such defense. With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense: (a) the Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with such defense, (b) the Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party if the settlement would: (i) result in or impose any obligation (including any payment obligation) on the Indemnified Party, or (ii) result in any admission of wrong-doing or fault by the Indemnified Party, and (c) so long as the Indemnifying Party is actively defending the Third Party Claim in good faith, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party. If the Parties cannot agree as to the application of Section 9.1 or Section 9.2 to any Third Party Claim, pending resolution of the dispute pursuant to Section 11.10, the Parties may conduct separate defenses of such Third Party Claim(s), with each Party retaining the right to claim indemnification from the other Party in accordance with Section 9.1 or Section 9.2, as applicable, upon resolution of the underlying claim. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, (A) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate, and (B) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided under Section 9.1 or Section 9.2. Notwithstanding anything to the contrary in this Section 9.3.2, in the event that Passage believes in good faith that a bona fide conflict exists between Gemma and Passage or any other Passage Indemnitee with respect to a claim or suit subject to indemnification hereunder, then Passage or any other Passage Indemnitee shall have the right to defend against any such claim or suit itself, including by selecting its own counsel, with any reasonable attorney’s fees and litigation expenses being paid for by Gemma. Gemma will pay such fees and expenses either directly or will reimburse such Person within [*] after Gemma’s receipt of an invoice for such fees and expenses.
9.4Insurance.
9.4.1	Beginning no later than commencement of the first Clinical Study for any Licensed Product, Passage, at its sole cost and expense, must insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:
(a)	Each occurrence[*];
(b)	General aggregate[*]

Prior to the commencement of clinical trials, if applicable, involving Licensed Product:

(c)	Clinical trials liability insurance[*]

Prior to the First Commercial Sale of a Licensed Product:

(d)	Products liability insurance[*]

Gemma may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 9.4.1, and has the right to require Passage to adjust the limits in Gemma’s reasonable discretion.

9.4.2	If the above insurance is written on a claims-made form, it shall continue for [*] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.
9.4.3	Passage expressly understands, however, that the coverages and limits in Section 9.4.1 do not in any way limit Passage’s liability or indemnification obligations. Passage’s insurance will:

(a)	Be issued by an insurance carrier with an [*] or better;
(b)	Provide for [*] advance written notice to Gemma of any modification;
(c)	State that Gemma is endorsed as an additional insured with respect to the coverages in Section 9.4.1; and
(d)	Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self insurance carried or maintained by Gemma.
9.4.4	Passage must furnish to Gemma with (a) valid certificate of insurance evidencing compliance with all requirements of this Agreement and (b) additional insured endorsements for Passage’s applicable policies naming Gemma and “The Trustees of the University of Pennsylvania” as additional insureds. Passage must furnish both documents within [*] of the Effective Date, once per year thereafter and at any time there is a modification in such insurance.
9.5LIMITATION OF LIABILITY.

EXCEPT FOR DAMAGES ARISING FROM A BREACH OF ARTICLE 7 OR DAMAGES ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

Article 10
TERM AND TERMINATION
10.1Term.

The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until the latest of (a) expiration of the last Valid Claim of the Licensed Patent Rights or DRG Patent Rights in such country for such Licensed Product, (b) expiration of the Royalty Period, whereupon the License to such country for such Licensed Product will become perpetual and fully paid-up, and (c) the expiration or termination of the Option Period and any Program Extension Research Terms.

10.2Termination of Agreement for Convenience.

Passage may, at its convenience, terminate this Agreement or terminate any Licensed Product for an Indication in the Field of Use, upon providing at least [*] prior written notice to Gemma of such intention to terminate, provided that upon termination Passage ceases using the License for making, using, or selling the affected Licensed Product(s) in all Fields of Use.

10.3Termination For Cause.
10.3.1	In the event Passage fails to achieve any Diligence Event by the corresponding Achievement Date (as the same may be extended under this Agreement in accordance with Section 5.7) and does not cure such breach within [*] written notice (or a longer period of up to [*] if the Parties mutually agree that such longer period is necessary and acceptable) to the reasonable satisfaction of Gemma, Gemma has the right and option to terminate this Agreement on an Indication-by-Indication basis for the Indication in which diligence has not been achieved, upon written notice, with immediate effect.
10.3.2	In addition to all other remedies available to it, Gemma may terminate this Agreement (a) on an Indication-by-Indication basis, upon at least [*] written notice, upon a failure of Passage to pay the Research Support Amount for the Research Program for such Indication when due pursuant to Section 2.3, unless Passage cures such failure within such notice period, (b) on an Indication-by-Indication basis, upon [*] written notice if Passage fails to comply with any Laws that apply to its activities or obligations under this Agreement with respect to such Indication(s), which failure(s) can be remedied, and Passage fails to remedy such lack of compliance within such [*] period, (c) in its entirety, upon written notice, with immediate effect, if Passage grants a security interest in any Licensed Patent Right, Discovery Patent Right, or DRG Patent Right, or (d) in its entirety, upon written notice, with immediate effect, if Passage breaches Section 8.5.1.
10.3.3	If either Party materially breaches any of its material obligations under this Agreement, the non-breaching Party may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within [*] after the breaching Party’s receipt of such notice (for non- payment), and [*] after such notice for all other material breaches, such termination shall become effective upon a notice of termination by the terminating Party thereafter; provided, however, [*]. In addition, [*].
10.3.4	Either Party may terminate this Agreement, upon written notice, with immediate effect if, at any time, the other Party is unable to pay its debts, including any debts related to exclusive sublicensees, when they come due, or files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [*] after the filing thereof, or if such Party is a party to any dissolution or liquidation, or if such Party makes an assignment for the benefit of its creditors of all or substantially all its assets.
10.4Effects of Termination.
10.4.1	Notwithstanding the termination of this Agreement, the following provisions shall survive: Sections [*]. Furthermore, where this Agreement is terminated in relation to fewer than all of the Indications or Licensed Products (as provided above), it will remain in effect as to the non-terminated Indication(s) or non-terminated Licensed Product(s).
10.4.2	Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination. Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
10.4.3	If this Agreement is terminated for any reason, all outstanding Sublicenses (including all Sublicense Documents for each Sublicense) not in default will be assigned by Passage to Gemma, and such assignment will be accepted by Gemma provided that such Sublicensee is required to comply with all obligations, including financial obligations, set forth in this Agreement of Passage. Each assigned Sublicense will remain in full force and effect with Gemma as the licensor or sublicensor instead of Passage, but the duties and obligations of Gemma under the assigned Sublicenses will not be greater than the duties of Gemma under this Agreement, and the rights of Gemma under the assigned Sublicenses will not be less than the rights of Gemma under this Agreement, including all financial consideration and other rights of Gemma. Gemma may, at its reasonable discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement. If Gemma requests that Passage assign to Gemma all Regulatory Approvals for the Licensed Product upon termination of this Agreement by Passage under Section 10.2 or by Gemma under Section 10.3, then Passage agrees to negotiate the terms of such an assignment in good faith (it being understood that the foregoing will not preclude Passage from requiring Gemma to pay commercially reasonable consideration for such assignment). [*].
10.4.4	Within [*] after termination of this Agreement or any Indication (other than termination by Passage pursuant to Section 10.3.3), Passage shall pay Gemma all costs through the effective termination date per the budget of the applicable Research Plan(s) as well as all commitments related to the performance of the applicable Research Plan(s) (i.e., all costs or non-cancellable commitments incurred prior to the receipt, or issuance, by Gemma of the notice of termination and the cost of each employee to the extent supported under the Research Plan until the earlier of (a) [*] after termination of this Agreement and (b) reassignment of such employee supported under the Research Plan; and subject to Gemma’s written notification to Passage and Passage’s acknowledgement of all costs and non-cancellable commitments as they arise) incurred by Gemma under this Agreement, or for the terminated Indication, as applicable.
10.4.5	Upon termination of this Agreement, the License immediately terminates and Passage, its Affiliates and Sublicensees will promptly cease selling the Licensed Product(s) subject to such termination. Each Party will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information with respect to this Agreement, except to the extent such Confidential Information is necessary or useful to conduct activities in connection with surviving portions of this Agreement. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.
10.4.6	Upon termination of this Agreement or any Licensed Product for an Indication in the Field of Use by Passage under Section 10.2 or by Gemma under Sections 10.3 or 10.4, Passage agrees [*].

Article 11
ADDITIONAL PROVISIONS
11.1Relationship of the Parties.

Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

11.2Expenses.

Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

11.3Third Party Beneficiary.

The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 10.4.3.

11.4Use of Names.

Neither Party nor its Affiliates (and, in the case of Passage, its Sublicensees) shall use the name, logo, seal, trademark, or service mark (including any adaptation of them) of the other Party or any of its Affiliates (and, in the case of Passage, its Sublicensees) or representatives, without the prior written consent of such other Party. Notwithstanding the foregoing, each Party may use the name of the other Party in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by such Party for the purpose of raising financing for the operations of such Party as related to Licensed Products, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Licensed Patent Rights, DRG Patent Rights, DRG Know-How and/or Licensed Know-How (subject to the provisions of Article 7) have been licensed from Gemma to Passage, and/or that such Party is collaborating with the other Party on the Research Programs, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

11.5No Discrimination.

Neither Gemma nor Passage will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

11.6Successors and Assignment.
11.6.1	The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.
11.6.2	Neither Party may assign or transfer this Agreement or any of such Party’s rights or obligations created hereunder without the prior written consent of the other Party, provided that: (a) such other Party shall not unreasonably withhold, condition or delay its consent; and (b) either Party may assign this Agreement, without the other’s consent, to an Affiliate of such Party or to a successor entity by way of merger, acquisition, or the sale of all or substantially all of such Party’s assets or business to which this Agreement relates; provided, that (i) the assignee shall expressly agree in writing to be bound by such Party’s obligations and liabilities under this Agreement, and (ii) each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.6.
11.6.3	Any assignment not in accordance with this Section 11.6 shall be void.
11.7Further Actions.

Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8Entire Agreement of the Parties; Amendments.

This Agreement, together with the Exhibits, Appendices, or Schedules hereto, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.9Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the Commonwealth of Pennsylvania.

11.10Dispute Resolution.

If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute (in accordance with the provisions of Section 2.11 as applicable); provided, however, that nothing in this Section 11.10 will prohibit either Party from (a) [*] or (b) [*]. In addition, in the event of a dispute regarding the interpretation of this Agreement, or whether a Party has committed and/or cured a material breach of this Agreement (for purposes of the other Party’s termination rights under Article 10), if the dispute is not resolved within [*] under the first sentence of this Section 11.10, then: (i) upon either Party’s request such dispute will be escalated to Passage’s Chief Executive Officer and Gemma’s Chief Executive Officer, for discussion in good faith in an effort to resolve such dispute; and (ii) if such dispute remains unresolved another [*] following such escalation, then either Party shall be free to bring any action in, the state and Federal courts located in the Eastern District of Pennsylvania.

11.11Notices and Deliveries.

Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

For Gemma	with a copy to:

Gemma Biotherapeutics, Inc. 1831 Delancey Place Philadelphia, PA 19103 Attention: Chief Executive Officer	McDermott Will & Emery LLP 200 Clarendon Street, Floor 58 Boston, MA 02116 Attention: Brian Bunn

For Passage:	with a copy to:

Passage Bio	Passage Bio
1 Commerce Square, 39th Floor	1 Commerce Square, 39th Floor
Philadelphia, PA 19103	Philadelphia, PA 19103
Attention: Chief Executive Officer	Attention: General Counsel

11.12Waiver.

A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. Except as otherwise provided herein, all rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.13Severability.

When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.14Interpretation.

The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

11.15Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

GEMMA BIOTHERAPEUTICS, INC.	PASSAGE BIO, INC.

By:/s/ Annalisa Jenkins	By:/s/ Will Chou
Name:Annalisa Jenkins	Name:Will Chou, M.D.
Title:President	Title:Chief Executive Officer

Signature Page to Research, Collaboration & License Agreement

Exhibit A
Licensed Patent Rights A

[*]

Exhibit B
Research Plans

[*]

Exhibit C

Research Program Budget

[*]

Exhibit D

Discovery Patent Rights

[*]

Exhibit E

Specified Obligations

[*]

Exhibit F

Form of SDR Report

[*]

Exhibit G

Form of Financial Report

[*]

Exhibit H

DRG Patent Rights

[*]

Exhibit I

Wilson Laboratory Gene Therapy Product Policy on Clinical Candidate Designations
(effective as of September 23, 2020)

[*]